EXECUTION COPY



INSO CORPORATION,
Seller


INSO PROVIDENCE CORPORATION,
Seller


VIEWPORT DEVELOPMENT AB,
Seller


ENIGMA INFORMATION SYSTEMS LTD.,
Buyer and


ENIGMA, INC.,
Buyer


PURCHASE AND SALE AGREEMENT


Dated as of October 18, 1999



PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (including the Exhibits and Schedules hereto, this "Purchase and Sale Agreement") is made and entered into as of October 18, 1999, by and among Enigma Information Systems Ltd., a corporation organized under the laws of Israel and having an address at 10 Kishon Street, Bnei-Brak, Israel 51203 ("Enigma"); Enigma, Inc., a Delaware corporation and the wholly owned subsidiary of Enigma, having an address at 200 Wheeler Street, Burlington, MA 01803 ("Enigma USA" and, collectively with Enigma, the "Buyers"); INSO Corporation, a corporation organized and existing under the laws of Delaware and having an address at 31 St. James Avenue, Boston, Massachusetts, 02116 ("INSO"); INSO Providence Corporation, a Delaware corporation and the wholly owned subsidiary of INSO ("INSO Providence"), having an address at 299 Promenade Street, Providence, RI 02908; ViewPort Development AB, a corporation organized and existing under the laws of Sweden and having an address at Stora Nygatan 20, S-111 27, Stockholm, Sweden ("ViewPort") (INSO, INSO Providence, and ViewPort referred to collectively herein as the "Sellers").

RECITALS

A.	INSO owns directly all of the issued and outstanding shares
of capital stock of INSO Providence and ViewPort. INSO Overseas Corporation, a company organized under the laws of the State of Delaware ("INSO Overseas") owns directly of all of the issued and outstanding shares of capital stock of INSO KK, a company organized under the laws of the State of Delaware ("INSO KK"). ViewPort owns directly all of the issued and outstanding shares of capital stock of Synex Information AB ("Synex"). Enigma owns directly all of the issued and outstanding shares of capital stock of Enigma USA.

B.	For the consideration and on the terms and conditions set
forth in this Purchase and Sale Agreement the Buyers desire to purchase, and INSO desires to sell, all of the issued and outstanding shares of ViewPort and INSO Providence and transfer all such shares to Enigma so that Enigma will own all of such shares directly, and (2) the parties desire to enter into certain license and other agreements pertaining to Buyers' purchase of the foregoing shares and the continued use of certain software subsequent to the Closing Date (as hereinafter defined).

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Purchase and Sale Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; CONSTRUCTION OF AGREEMENT

1.1  Defined Terms.  As used in this Purchase and Sale
Agreement, the following words and terms shall have the meanings specified below:

(a) "Agreement" means any agreement, lease of real and personal property, loan, indenture, instrument, insurance policy, license, permit, authorization or other documents and arrangements, whether written or oral.

(b)  [Intentionally omitted]

(c) "Books and Records" means all books of account, minute books, stock record books and other corporate records of an Entity.

(d) "Business" means collectively: (i) the current business operations of INSO and its subsidiaries pertaining to the "DynaText family of products", including without limitation, the DynaText, DynaWeb, DynaTag, InStEd products, the DPSL Software and any related DPSL Assets (if Buyers shall have elected to have INSO assign its rights to the DPSL Software and any DPSL Assets as described in Section 7.1(o) hereof), all other DynaText family components and the service business of INSO and its subsidiaries (including without limitation INSO Providence) related to any of the foregoing, and (ii) all business operations of INSO or its subsidiaries relating to ViewPort, including without limitation, all business operations of Synex. As used in this Agreement, the term "Business" does not include the DynaBase, MediaBank and Henderson computer graphics metafile products or any other business of INSO other than that as set forth above.

(e) "Charter Documents" means documents of formation required under the laws of any legal entity's jurisdiction of formation or registration, including without limitation Articles of Incorporation and By-Laws for a corporation, Memorandum and Articles for a limited company, partnership agreement and certificate of limited partnership for a limited partnership and equivalent documents.

(f) "Claim" has the meaning set forth in Section 9.4 hereof.

(g) "Closing" means the closing of the transactions provided for herein as provided in Section 2.2 hereof.

(h)  "Closing Date" means the date of the Closing.

(i) "COBRA" means the health care coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(j) "Code" means the United States Internal Revenue Code of 1986, as amended.

(k) "Customer" means any Person to whom goods or services are or have been sold, licensed or otherwise provided in the course of the Business.

(l) "Customer Support Website" has the meaning set forth in Section 4.23 hereof.

(m) "DPSL Asset" means any contracts or other assets which have been acquired by INSO from DPSL or which otherwise relate to the DPSL Software.

(n) "DPSL Software" means that certain software acquired by INSO from Database Publishing Systems Limited ("DPSL"), a corporation organized under the laws of the United Kingdom, to be licensed to the Buyers pursuant to the License Agreement attached hereto as Exhibit F (subject to Section 7.1(o)).

(o) "Employee Benefit Plan" means any employee benefit plan under the laws of any applicable jurisdiction and, in respect of U.S. resident employees, has the same meaning as such term is defined in Section 3(3) of ERISA.

(p)  "Employee Claims" has the meaning set forth in
Section 9.7 hereof.

(q) "Entity" means a corporation, limited company, limited liability company, partnership, association, other business entity or Governmental Authority.

(r)  "ERISA" means the United States Employee Retirement
Income Security Act of 1974, as amended from time to time.

(s) "Governmental Authority" means any national, state, local court or governmental agency, authority, regulatory body, department, commission, board, agency or instrumentality or stock exchange under the laws of any nation.

(t)  "Group" has the meaning set forth in Section
4.5(a)(i) hereof.

(u)  "Indemnified Losses" has the meaning set forth in
Section 9.2 hereof.

(v)  "Indemnified Party" has the meaning set forth in
Section 9.4 hereof.

(w)  "Indemnitor" has the meaning set forth in Section
9.4 hereof.

(x) "INSO KK Shares" means all of the issued and outstanding shares of capital stock of INSO KK.

(y) "INSO Providence Shares" means all of the issued and outstanding shares of capital stock of INSO Providence.

(z)  "INSO Subsidiary" means INSO Providence, INSO KK,
ViewPort, or Synex.

(aa)  "Interim Period" has the meaning set forth in
Section 6.7(b) hereof.

(bb) "Knowledge" including the term "know" and other variations thereof with respect to a party or parties, means the actual knowledge of such party or parties or the principal officers and directors of such party or parties who would be expected to have such information as of the time to which such statement refers. Where a principal officer or director of a party or parties has knowledge of circumstances which would reasonably cause such person to inquire into the facts of the matter to confirm the truthfulness of the statement to which such knowledge relates, "Knowledge" means the actual knowledge of such person after such inquiry. Notwithstanding the foregoing, "Knowledge" does not include the actual knowledge of Hasse
Haitto and Peter Lidbaum, if INSO shall receive from Mr. Haitto and Mr. Lidbaum, by the Closing Date, a certificate upon which Buyers may rely relating to the accuracy of the representations and warranties of the Sellers set forth herein.

(cc) "Lease(s)" means all leases, licenses and other permits currently in effect pursuant to which any INSO Subsidiary currently occupies premises for the conduct of the Business.

(dd) "Lien" (i) with respect to any security, means any claim, right, charge, security interest, option or other encumbrance, or any right of a third party with respect to such security; (ii) with respect to intellectual property, means any right, security interest, collateral assignment, charge, encumbrance, equity or other claim and (iii) with respect to any other asset means, (a) any mortgage, deed of trust, tax or other lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

(ee) "Losses" has the meaning set forth in Section 9.1 hereof.

(ff)  "Person" means any natural person or any Entity.

(gg)  "Post-Closing Audit" has the meaning set forth in
Section 6.8 hereof.

(hh)  "Pre-Closing Period" has the meaning set forth in
Section 6.7(b) hereof.

(ii) "Qualified" means duly qualified to do business, admitted or otherwise authorized to transact business pursuant to the laws of a particular jurisdiction.

(jj) "Replacement Contract" has the meaning set forth in Section 6.9(b) hereof.

(kk) "Retained Assets" means (i) all cash, cash equivalents and similar investments or monetary instruments of any INSO Subsidiary; (ii) all leases for all INSO Providence domestic facilities; (iii) the stock of Henderson Software Inc.;
(iv) the stock of INSO France SARL; (v) all network hardware and software owned or leased by any INSO Subsidiary; (vi) all source code control systems and other software programs not used in the Business owned by any INSO Subsidiary and all source code control systems and other software programs used in the Business owned by an INSO Subsidiary to the extent such source code control systems and other software programs are not transferable to Buyers; (vii) all software, documentation, test suites and other assets related to INSO's DynaBase and MediaBank products, including the domain name ebt.com and the trademarks EBT and EBT and DESIGN and all other trademarks (whether or not registered) copyrights, and patents relating to INSO's DynaBase and MediaBank products and all other intellectual property relating thereto; (viii) all furniture, fixtures and equipment associated with INSO Providence employees other than personal computer equipment of or utilized by remote sales personnel who shall have accepted employment with Buyers; (ix) all server hardware other than dedicated systems for the development of products of the Business; (x) all leasehold improvements of INSO Providence; (xi) all accounts receivable of every kind and description of each INSO Subsidiary; (xii) all contracts, licenses, agreements and understandings related to any matter or product, other the Business; (xiii) all software licensed by the Sellers to the Buyers, as contemplated by Section 7.1(o) of this Agreement, and (xiv) all rights of refund, claims, suits, and similar choses in action related to any matter or product, other than the Business. For the avoidance of doubt, Retained Assets include 100% of the issued and outstanding shares of capital stock of all subsidiaries of INSO Providence other than INSO KK. Unless Buyers shall have elected to have INSO assign its rights to the DPSL Software (as described in Section 7.1(o) hereof), the DPSL Software shall constitute Retained Assets, and all obligations and liabilities relating thereto shall constitute Retained Liabilities. With respect to each DPSL Asset, unless Buyers shall have elected to have INSO assign such DPSL Asset to INSO Providence, such DPSL Asset shall constitute Retained Assets, and all obligations and liabilities relating thereto shall constitute Retained Liabilities.

(ll) "Retained Liabilities" means any liability of any INSO Subsidiary arising from any Retained Asset, other than liabilities for deferred revenue.

(mm)  "Returns" has the meaning set forth in Section
4.5(a)(ii) hereof.

(nn) "Right" means with respect to any security, any subscriptions, warrants, calls, unsatisfied preemptive rights, options, conversion rights, commitments or other agreements of any kind to purchase or to otherwise receive such security or other rights with respect to such security, including any preemptive, first refusal rights and registration rights.

(oo) "Sellers' Assets" means all property and assets that are used in the Business by any of the INSO Subsidiaries and/or are part of the Sellers' Intellectual Property including, without limitation, the Customer Support Website and the data contained therein.

(pp) "Sellers' Indemnified Losses" has the meaning set forth in Section 9.2 hereof.

(qq) "Sellers' Independent Accountants" has the meaning set forth in Section 4.3(a) hereof.

(rr) "Sellers' Intellectual Property" means all rights, title and interest that INSO or any of its subsidiaries (including, without limitation, INSO Providence, INSO KK, ViewPort or Synex), may own, control or license in any of the following:

(i)  all Sellers' Hardware, Sellers' Software and
Sellers' Documentation (as those terms are hereinafter defined). As used herein, (a) the term "Sellers' Hardware" means, collectively, all hardware, including any operating systems software loaded thereon, that are owned, controlled or licensed for use in connection with the Business; (b) the term "Sellers' Software" means, collectively, all computer software that is owned, controlled or licensed for use in connection with the Business, including, without limitation, any and all source code (as opposed to machine-readable code) and object code versions thereof and the computer programs, tools and applications identified on Schedule 1 hereto; and
(c) the term "Sellers' Documentation" means, collectively, all written materials (and machine-readable text subject to human-readable display or printout) that are owned, controlled or licensed for use in connection with the Business and that relate to any of the Sellers' Hardware or Sellers'
Software, or any elements thereof.  "Sellers'
Documentation" shall include, without limitation, any documentation used in the development or maintenance of any of the Sellers' Hardware or Sellers' Software, including design or development specifications, flow charts, error reports, support call reports, bug tracking system and related correspondence and memoranda. The
Sellers' Software, Sellers' Hardware and Sellers'
Documentation are, collectively, the "Sellers'
System".
(ii) United States and foreign registered and unregistered copyrights in and to any works owned, controlled or licensed for use in connection with the Business, including without limitation (a) the registered copyrights set forth in Schedule 1 hereto; (b) all common law or other rights to register and obtain any renewal or extension of copyright; (c) all other interests accruing by reason of international copyright conventions, moral rights laws or otherwise; and (d) the right to sue for, settle, or release any past, present, or future infringement of any of the foregoing and to collect and retain all damages and profits therefor;
(iii) United States and foreign registered patents, as such patents may now exist or hereinafter come into existence, and registrations, licenses, and applications therefor, owned, controlled or licensed for use in connection with the Business, including without limitation: (a) all right, title, interest and benefit of INSO, INSO
Providence, INSO KK, ViewPort, Synex or any other subsidiary of INSO in and to the inventions, discoveries, improvements, processes and formulae, including generalized features of the sequence, structure and organization of any hardware and software owned, controlled or licensed for use in connection with the Business (including without limitation the Sellers' System), or otherwise necessary for the ownership and use of the Sellers' System; and (b) the filed patent applications and issued patents listed in Schedule
1 hereto, or such patents that may be granted therefor and thereon and all continuations-in-part, divisions, reissues and extensions thereof;
(iv) United States and foreign registered and common law trademarks, service marks, trade names, and any corporate names owned, controlled or licensed for use in connection with the Business, including, without limitation: (a) the registered and unregistered trademarks, service marks and trade names set forth in Schedule 1 hereto; (b) all other trademark or service mark interests accruing therefor by reason of international trademark conventions, accompanied by the goodwill of all business connected with the use of and symbolized by such marks or names; and (c) the right to sue for, settle, or release any past, present, or future infringement thereof or unfair competition involving any of the foregoing and retain all damages and profits therefor;
(v) United States and foreign registered and common law rights in and to any databases and compilations owned, controlled or licensed for use in connection with the Business; and
(vi) to the extent not otherwise provided in the interests set forth in (i), (ii), (iii) or (iv) above, any other hardware, software, idea, design, product drawings, concept, data, Customer list(s), documentation, method, technique, process, skill, tool, library, adaptation, invention, discovery, or improvement, whether or not patentable, but including trade secrets, and know-how, that are owned, controlled or licensed for use in connection with the Business, or otherwise pertaining to the Business.
For the avoidance of doubt, Seller's Intellectual Property includes all Third-Party Intellectual Property but excludes all Retained Assets.

(ss)  "Shares" means, collectively, the INSO Providence
Shares and the ViewPort Shares.

(tt)  "Short Period" has the meaning set forth in Section
6.7(b) hereof.

(uu)   "Split Contract" has the meaning set forth in
Section 7.1(m) hereof.

(vv) "Synex Shares" means all of the issued and outstanding shares of capital stock of Synex.

(ww)  "Taxes" has the meaning set forth in Section
4.5(a)(i) hereof.

(xx)  "Termination Date" has the meaning set forth in
Section 10.1 hereof.

(yy) "Third Party" means any Person other than INSO, any INSO Subsidiary or any other subsidiary of INSO.

(zz) "Third Party Intellectual Property" shall mean the software and hardware products listed on Schedule 1(vv) hereto.

(aaa)  "Sellers' Licenses" has the meaning set forth in
Section 4.4(b) hereof.

(bbb)  "Uncompleted Severance Contract" means any Split
Contract as to which a Replacement Contract has not been executed on or before the Closing Date.

(ccc) "U.S. GAAP" means United States generally accepted accounting principles, consistently applied during the referenced time period.

(ddd) "Unobtained Consents" means any unobtained consents, approvals or other actions from any Third Party required to be obtained in connection with (i) the assignment of the contracts identified on Schedules 4.4, 4.8, 4.14(a) and 4.14(b), (ii) the execution and delivery of any license required under Section 7.1(o), (iii) the assignment of any source code agreement or source code escrow agreement required under Section 7.1(t), or (iv) the assignment of any contract or other agreement required under Section 7.1(v), in each case which have not been obtained on or before the Closing Date.

(eee) "ViewPort Shares" means all of the issued and outstanding shares of capital stock of ViewPort.

1.2. Terms Generally. Wherever it appears appropriate from the context, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter. The words "include", "includes" and "including" shall mean "including without limitation". All references herein to Articles, Sections, Exhibits and Schedules are references to Articles and Sections of, and Exhibits and Schedules to, this Purchase and Sale Agreement unless otherwise stated. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with U.S. GAAP, as in effect from time to time.

1.3. Schedules. The terms and conditions of each Schedule to this Agreement shall be incorporated herein and made a part hereof, as if fully set forth in this Purchase and Sale
Agreement.

2.  SALE AND PURCHASE OF SELLERS' SHARES; CLOSING

2.1. Agreement to Sell. Upon the terms and subject to all of the conditions contained herein, at the Closing, Sellers hereby agree to cause INSO to sell, assign and transfer the Shares to the Buyers, and the Buyers hereby agree to purchase and accept the Shares on the Closing Date.

2.2. The Closing. The Closing shall take place at the offices of Brown Raysman Millstein Felder & Steiner, LLP, 120
West 45th Street, New York, New York, 10036 at 10:00 a.m. (local time) on October 29, 1999, or at such other time and place as may be mutually agreed upon by the parties.

3. CONSIDERATION AND PAYMENT

3.1. Consideration. The aggregate consideration paid for the Shares shall be Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) (the "Purchase Price"), subject to adjustment based on the tangible net worth of the Business on the Closing Date, as determined herein, but which consideration shall in no event exceed $14,750,000. The Purchase Price shall be allocated as follows: $13,950,000 to the purchase of the INSO Providence Shares and $800,000 to the purchase of the ViewPort Shares. The Purchase Price shall be paid as follows: (a) a deposit of $1,000,000 (the "Deposit") shall be paid to INSO by wire transfer of immediately available funds concurrently with the execution of this Agreement, (b) Eight Million Dollars ($8,000,000) shall be paid by wire transfer of immediately available funds on the Closing Date and (c) a promissory note substantially in the form of Exhibit 3.1-1 hereto (the "Promissory Note") which shall provide generally for the payment of the remainder of the Purchase Price not paid pursuant to clauses (a) and (b) above (the "Final Payment") in addition to accrued interest due on such amount, if any, payable on April 30, 2000 as follows: (i) if the Final Payment shall be paid by December 15, 1999, no interest shall be due or payable, (ii) if the Final Payment shall be paid after December 15, 1999 but prior to January 31, 2000, interest at a rate of 6.5% per annum accrued from the Closing Date until the date on which the Final Payment shall be paid, and (iii) if the Final Payment shall be paid after January 31, 2000, interest at a rate of (x) 6.5% per annum accrued from the Closing Date through and until January 31, 2000 and (y) 13.0% per annum accrued from February 1, 2000 through and until the date on which the Final Payment shall be paid. The Final Payment shall be due and payable on April 30, 2000. In order to secure Buyers' payment obligations under the Promissory Note, Enigma, Inc. will execute and deliver a stock pledge agreement (the "Stock Pledge Agreement") substantially in the form set forth in Exhibit 3.1-2 attached hereto. The Deposit will be refundable to the Buyers solely pursuant to the terms of Sections 10.2(b) and 10.2(c) hereof. Within twenty (20) calendar days of the Closing Date, the Sellers shall provide the Buyers with a balance sheet of the INSO Subsidiaries as of the Closing Date, setting forth the tangible liabilities and assets of the INSO Subsidiaries determined in accordance with U.S. GAAP; provided, however, that such balance sheet shall not include any amount for any account receivable, each of which is being transferred by the Sellers out of the INSO Subsidiaries prior to the Closing Date (as so adjusted, the "Closing Balance Sheet"). In the event that the tangible net worth of the INSO Subsidiaries as set forth on the Closing Balance Sheet is less than negative $815,000, the Purchase Price shall be reduced by 92.5% of the amount of such deficiency. In the event that the Purchase Price, as adjusted pursuant to this Section 3.1, shall be greater than $9,000,000 but less than $14,750,000, the outstanding principal balance of the Promissory Note shall be reduced to the amount by which the adjusted Purchase Price exceeds $9,000,000. In the event the adjusted Purchase Price shall be less than $9,000,000
(i) the Promissory Note shall be deemed to have been paid in full and (ii) INSO shall immediately pay to Buyers the amount by which $9,000,000 exceeds the adjusted Purchase Price. In the event that the Purchase Price is adjusted pursuant to this Section 3.1, the allocation of the Purchase Price between the INSO Providence Shares and the ViewPort Shares shall be adjusted by reducing the current allocation to such shares on a pro rata basis.

3.2.  Closing Balance Sheet Dispute Resolution

(a) The Closing Balance Sheet shall be binding upon the Buyers, unless the Buyers give written notice within thirty (30) calendar days after their receipt of the Closing Balance Sheet of disagreement with any of the values or amounts shown on such Closing Balance Sheet, specifying, as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Buyers and the Sellers are unable to resolve any such agreement within thirty (30) days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of
Section 3.2(b) below.

(b) In the event that a dispute under Section 3.2(a) is referred to arbitration, the Sellers and the Buyers shall each select an independent public accounting firm to represent them in connection with such arbitration within ten (10) days. Such accounting firms shall attempt to select a mutually agreeable arbitrator within twenty (20) additional days. In the event that an arbitrator is not selected within such twenty (20)-day period, the parties will ask the American Arbitration Association (the "AAA") in Boston, Massachusetts to select and assign an arbitrator. Such arbitration shall be conducted in Boston, Massachusetts and shall be governed by the rules of the American Arbitration Association. Within thirty (30) days after the selection of the arbitrator, the Sellers and the Buyers shall each submit to the arbitrator a statement of that party's position with respect to the dispute and a proposed ruling thereon. The arbitrator shall set a date for a hearing which date shall be not more than thirty (30) days from the last submission to the arbitrator. At such hearing, the parties (who may be represented by counsel) shall present to the arbitrator their respective positions with respect to the dispute. The parties shall jointly request that the arbitrator use his or her best efforts to rule on the dispute within thirty (30) days. The determination of the arbitrator as to the resolution of the dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and submit themselves to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts for purposes of the enforcement of any arbitration award. Following the determination of the arbiter, the principal balance of the Promissory Note shall be adjusted to reflect the amount by which the adjusted Purchase Price exceeds $9,000,000. In the event the Buyers shall have made payments to Sellers which exceed the adjusted Purchase Price, INSO shall immediately pay such excess to the Buyers.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant the following to the Buyers:

4.1. Organization, Good Standing and Authority. INSO is a corporation duly organized and validly existing under the laws of the State of Delaware. INSO Providence is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. INSO KK is a corporation duly organized and validly existing under the laws of Japan. Each of ViewPort and Synex is a company duly organized and validly existing under the laws of Sweden. Each of the Sellers, INSO KK and Synex is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased, or operated, or the business conducted, by it requires such qualification, or where failure to so qualify or be in good standing is reasonably likely to have a material adverse effect on the financial condition, properties, businesses or results of operations of the Business. This Purchase and Sale Agreement, assuming its due execution by each other party hereto, constitutes the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws relating to the enforcement of creditors' rights, and to general equitable principles. INSO has the legal right, power, authority and capacity to execute and deliver this Purchase and Sale Agreement and to perform its obligations hereunder and to cause its performance by each of INSO Providence and ViewPort in accordance with the terms hereof. Each of INSO Providence and ViewPort has the legal right, power, authority and capacity to perform the transactions to be performed by each of them pursuant hereto. The execution and delivery of this Purchase and Sale Agreement has been authorized and ratified by the Board of Directors of INSO and the performance hereof has been authorized and ratified by the Boards of Directors of INSO, INSO Providence and ViewPort.

4.2. Ownership of Shares. INSO owns (beneficially and of record) all of the INSO Providence Shares and all of the ViewPort Shares. INSO Providence owns (beneficially and of record) all of the INSO KK Shares. ViewPort owns (beneficially and of record) all of the Synex Shares. All of the Shares, all of the INSO KK Shares and all of the Synex Shares have been duly authorized, validly issued, are fully paid and nonassessable and were issued in accordance with all applicable laws. Set forth on Schedule
4.2 hereto is a true and complete list of all of the authorized classes of capital shares, number of shares of each class authorized, number of issued and outstanding capital shares of each class and the name and number of shares held by each holder thereof for each of INSO Providence, INSO KK, ViewPort, and Synex. Except as set forth on Schedule 4.2 hereof, no person owns any capital shares in any of INSO Providence, INSO KK, ViewPort, or Synex. Except as set forth on Schedule 4.2 hereof as of the date hereof, the Shares, the INSO KK Shares and the Synex Shares are free and clear of any Liens. At the Closing, the Shares, the INSO KK Shares and the Synex Shares shall be free and clear of any and all Liens. There are no Rights with respect to any of the Shares, any of the INSO KK Shares or any of the Synex Shares, or to any other securities of any of INSO Providence, INSO KK, ViewPort or Synex, including any Rights with respect to any future offer, sale or issuance of securities of either such company. INSO has full power and complete authority to convey the Shares, free and clear of any Lien, and at Closing shall convey to the Buyers good and valid title thereto, free and clear of any Lien. Upon consummation of the transactions provided for herein, Enigma will own directly or indirectly all of the Shares.

4.3  Financial Condition

(a) Financial Statements. The Sellers have delivered to the Buyers: (i) audited consolidated balance sheets of INSO and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1998, together with the reports thereon of Ernst & Young, LLP, independent certified public accountants (the "Sellers' Independent Accountants"), and (ii) unaudited consolidated balance sheets of INSO and its subsidiaries for the one (1) month period ended January 31, 1999 and the six (6) month period ended July 31, 1999 and the related unaudited consolidated statements of operations (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements and notes fairly present the financial condition and results of operations of INSO, and its subsidiaries, in accordance with U.S. GAAP and these financial statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Sellers have provided to the Buyers unaudited statements of revenue for the Business for the period beginning January 1, 1998 through December 31, 1998 and the period beginning January 1, 1999 through July 31, 1999, and such statements of revenue fairly reflect the revenue of the Business during the applicable periods, subject to certain adjustments as set forth by KPMG on
Schedule 4.3 in the course of their audit of such statements of revenue.

(b) Absence of Certain Changes. Since July 31, 1999, there has not been: (i) any Lien made or created on any of the assets of the Business or the Shares; (ii) any loan or advance between INSO and any of Synex, INSO Providence, INSO KK or ViewPort which is to be outstanding after the Closing, other than loans or advances which will be Retained Liabilities; or
(iii) any agreement, in writing or otherwise to do any of the foregoing.

4.4.  Intellectual Property.

(a) Except as set forth in Schedule 4.4 hereto, Sellers, INSO KK, Synex and/or ViewPort are the sole and exclusive owner of the entire right, title and interest in and to all Sellers' Intellectual Property. Unless otherwise set forth in Schedule 4.4, all of the Sellers' Intellectual Property (including, without limitation, the Sellers' System) was either
(i) developed by employees of INSO or its subsidiaries within the scope of their employment; or (ii) developed by independent contractors who have either (1) been a party to a written "work for hire" agreement with INSO or its subsidiaries, in accordance with applicable federal, state and foreign laws, that has accorded INSO or its subsidiaries, as the case may be, full, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) executed appropriate instruments of assignment in favor of INSO or its subsidiaries as assignee that have conveyed to INSO or its subsidiaries, as the case may be, full, effective and exclusive ownership of all tangible and intangible property thereby arising.
(b) Schedule 4.4 hereto lists each license or other agreement pursuant to which INSO, INSO Providence, INSO KK, ViewPort, Synex or any other subsidiary of INSO has the right to use Sellers' Intellectual Property not owned exclusively by INSO Providence, INSO KK, ViewPort or Synex and utilized in connection with the Business or the development activities of INSO Providence, INSO KK, ViewPort or Synex (the "Sellers'
Licenses"). The cancellation or expiration of any Seller's License would not have a material adverse effect on the financial condition, properties, businesses or results of operations of the Business.

(c)  INSO and its subsidiaries own or possess adequate
licenses or other valid rights to use all of Sellers' Intellectual Property, and to Seller's Knowledge, there is no assertion or claim (or basis therefor) challenging ownership (or right to use, as applicable) by INSO or any of its subsidiaries of any Seller's Intellectual Property. Subject to Section 4.4(e) of this Agreement, to Sellers' Knowledge, there are no
infringements of any Sellers' Intellectual Property.   There is
no breach or violation of or actual loss of rights accruing to INSO or any of its subsidiaries under any Seller's License. Each Seller's License is a legal, valid and binding agreement of INSO or a Subsidiary of INSO, and each Seller's License is a legal, valid and binding agreement of the other parties thereto, and INSO does not anticipate any termination or change to, or receipt of proposal with respect to, any Seller's License as a result of the closing of the transactions contemplated by this Agreement or otherwise. INSO has taken reasonable measures to maintain the confidentiality of the Sellers' Intellectual Property, including, without limitation, the research and development results and other know-how of INSO and its subsidiaries, the value of which to INSO and its subsidiaries is dependent upon the maintenance of the confidentiality thereof. The conduct of the Business, including the use of each item of Sellers' Intellectual Property, did not and does not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, database, database rights, industrial model, invention, service mark or copyright of any third party that is reasonably likely to be material to the operations of the Business.

(d) Except as set forth in Schedule 4.4 hereto, no Person other than INSO or its subsidiaries has or has had or is authorized, by written agreement or otherwise, to have access to the source code versions of the Sellers' Intellectual Property.

(e) Notwithstanding anything to the contrary contained in this Section 4.4, Sellers make no representation or warranty with respect to the Third Party Intellectual Property under this
Section 4.4, except that, to Sellers' Knowledge, there is no assertion of claim (or basis therefor): (i) challenging ownership (or the right to use, as applicable) by INSO or any of its subsidiaries of such Third Party Intellectual Property and (ii) that the use of such Third Party Intellectual Property in the conduct of the Business infringes upon or conflicts with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, database, database rights, industrial model, invention, service mark or copyright of any third party which infringement reasonably likely to be material to the operations of the Business.

4.5.  Tax Matters.

(a) Definitions. For purposes of this Section 4.5, the following definitions shall apply:

(i) The term "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state, local and foreign income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, value added tax, duties, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which INSO and/or any of its subsidiaries or affiliates (collectively, the "Group") is required to pay, withhold or collect.
(ii)  The term "Returns" means all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
(b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of INSO Providence, INSO KK, ViewPort or Synex prior to the date hereof have been duly filed on a timely basis (including extensions) and such Returns are true, complete and correct in all material respects. All Taxes (including, without limitation, all deposits) for which INSO Providence, INSO KK, ViewPort or Synex has any liability have been paid in full on a timely basis, or adequate reserves, as set forth on Schedule 4.5 hereto, have been established to cover any such Taxes not paid as of the date of this Purchase and Sale Agreement. Each of INSO Providence, INSO KK, ViewPort and Synex has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens for Taxes or any property or assets of INSO or any INSO Subsidiary, other than Liens for Taxes not yet due and payable or for Taxes that INSO, INSO Providence, INSO KK, ViewPort or Synex is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. None of INSO Providence, INSO KK, ViewPort, or Synex is delinquent in the payment of any Taxes.

(c) Returns Furnished. Schedule 4.5 lists all tax audit reports, statements of deficiencies, other notices of any kind from Governmental Authorities pertaining to INSO Providence, INSO KK, ViewPort and Synex relating to Taxes. Except as set forth on Schedule 4.5, none of INSO Providence, INSO KK, ViewPort or Synex has incurred a material tax liability in any state, local, territorial or foreign taxing jurisdiction other than those for which Returns listed in Section 4.5 have been filed.

(d)  Tax Deficiencies; Audits; Statutes of Limitations.
Except as set forth on Schedule 4.5, the Returns of INSO Providence have never been audited by a Governmental Authority, nor is any such audit in process, pending, or to the Sellers' Knowledge, threatened. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to Taxes of INSO Providence, nor has INSO Providence received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid by it. INSO Providence is not a party to any action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or, to the Sellers' Knowledge, threatened, against INSO Providence or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of INSO Providence. Any exceptions to any of the foregoing are set forth on Schedule
4.5 hereto.

(e)  Tax Sharing and Other Agreements. INSO
Providence is not (nor during any period in which INSO owned INSO Providence ever has been) a party to any tax sharing or tax allocation agreement with any Person that would require any payment by INSO Providence after the Closing, except that INSO and INSO Providence file consolidated federal income tax returns and combined or unitary state tax returns in certain states.

(f)  Other Tax Matters.  Except as set forth on
Schedule 4.5 INSO Providence is not a party to any "safe harbor lease" within the meaning of Section 168(f)(8) of the Code as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, and INSO Providence has not entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense pursuant to section 280G of the. None of the assets of INSO Providence is tax-exempt use property within the meaning of Code Section 168(h). INSO Providence has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Except as set forth on Schedule 4.5, INSO Providence has not entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, nor has INSO Providence entered into an interest rate swap, currency swap or other similar transaction. The INSO Providence Shares do not constitute "United States real property interests" within the meaning of Section 897(c) of the Code. At the Closing, INSO will provide Buyer with a statement to that effect meeting the requirements of Treas. Reg. Sec. 1.1445-2(c)(3) and 1.897.2(h). Neither INSO nor INSO Providence has filed a consent to the application of Section 341-(f)(2) of the Code.

4.6. Material Misstatements or Omissions No representation or warranty by any of the Sellers contained in this Purchase and Sale Agreement, including the Schedules and Exhibits attached hereto, and, to the extent that reasonably can be expected to have a material adverse effect on the Business, no document or certificate furnished or to be furnished or made available to Buyers in connection herewith or with the transactions contemplated herein, e.g., Minutes Books, List of Authorized Capital Shares, Leases, Employment Contracts, Permits-Licenses, Material Contracts, Bank Accounts, Assets, etc., contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

4.7.  Ownership of Assets.

(a) Set forth on Schedule 4.7 hereto is a true and correct list of all of the Sellers' Assets, the owner thereof and the location thereof. Each INSO Subsidiary owns or controls such Sellers' Assets free and clear of any Liens. There are no material assets other than the Sellers' Assets that are owned by INSO, by any subsidiary of INSO (other than INSO Providence or ViewPort or their respective subsidiaries), or by any Person which is not a subsidiary of INSO, that are necessary to operate the Business as it is currently operated, except as contemplated by the license agreements to be entered into by the parties under
Section 6.11 and 7.1(o) and the Leases. No parties other than the INSO Subsidiaries have any rights or claims to any of the Sellers' Assets.

(b) Set forth on Schedule 4.7 is a true and correct list of all of the Sellers' Assets located in India.

4.8.  Third Party Consents.  Except as set forth in Schedule
4.8 hereto, no consent, approval or other action of any third party, including any Governmental Authority, is required to be obtained in connection with the transactions contemplated in this Purchase and Sale Agreement.

4.9.  No Litigation.  Except as described in INSO's Annual
Report on Form 10-K for the fiscal year ended December 31, 1998 (the "INSO 10-K"), its Quarterly Reports on Form 10-Q subsequent thereto (each as filed with the Securities and Exchange Commission) and on Schedule 4.9 attached hereto, there are no legal, administrative, arbitration or other proceedings, or claims, actions, disputes or investigations, pending or to the Knowledge of the Sellers threatened against INSO or any INSO Subsidiary affecting any of the Shares, any of the INSO KK Shares, any of the Synex Shares or the Sellers' Intellectual Property and/or which may reasonably be expected to restrict or prohibit the consummation of the transactions contemplated herein. Neither INSO nor any of the INSO Subsidiaries is subject to any judgment, order or decree of any Governmental Authority which may restrict or prohibit the consummation of the transactions or would restrict or prohibit the Sellers or the Buyers from performing their obligations hereunder.

4.10. No Undisclosed Liabilities. The INSO Subsidiaries will have on the Closing Date no tangible liabilities or obligations of any nature (contingent, absolute, direct, indirect, matured, unmatured, accrued or otherwise) except (i) either (A) liabilities that will be fully reflected or reserved against in the Closing Balance Sheet (provided, however, that all such liabilities will relate solely to, and will have been incurred solely in connection with, the Business and none of such liabilities shall constitute a Retained Liability or otherwise will not be related to or not have been incurred in connection with, the Business) (for which reserves will be appropriate and reasonable) or will be disclosed in the related notes or (B) in the case of liabilities for deferred revenue, the cost of performance with respect to such deferred revenue, and (ii) non-material liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Closing Balance Sheet.

4.11. Books and Records. The Books and Records of the INSO Subsidiaries, all of which (other than books of account) have been provided to the Buyers, are complete and correct in all material respects of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of each of the INSO Subsidiaries.

4.12. No Violation. Neither the execution and delivery of this Purchase and Sale Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly: (a) contravene, conflict with or result (with or without notice or lapse of time) in a material violation of (1) any of the provisions of the Charter Documents of any Seller, INSO KK or Synex or (2) any resolution adopted by the Board of Directors or the stockholders of any Seller, INSO KK or Synex; (b) contravene, conflict with or result (with or without notice or lapse of time) in a material violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any Governmental Authority to which any Seller, INSO KK or Synex or any of the Sellers' Assets may be subject; (c) upon receipt of any required consents, contravene, conflict with or result (with or without notice or lapse of time) in a material violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or cancel, terminate or modify, any Agreement, mortgage, license, permit or authorization to which such Seller, INSO KK or Synex is a party or under which any Seller, INSO KK or Synex has any rights, or by which any Seller, INSO KK or Synex or any of the Sellers' Assets may be bound, the effect of any of which would adversely affect any of the transactions contemplated herein or the Business or
(d) upon receipt of any required consents, result (with or without notice or lapse of time) in the imposition or creation of any Lien upon, or with respect to, any of the Sellers' Assets. Neither any Seller, INSO KK nor Synex is in default under, or in material breach or violation of, any contracts, mortgages, licenses, permits, commitments or restrictions to which such Seller, INSO KK or Synex is a party or by which such Seller, INSO KK or Synex is or are bound which may affect the transactions contemplated herein.

4.13. Bank Accounts and Investments. Schedule 4.13 hereto sets forth a true and complete list of (i) each financial institution in which ViewPort or Synex maintains an account or safety deposit box, the number of such account or safety deposit box, and the names of all such subsidiary's personnel holding check signing or withdrawal powers or other authority with respect thereto and (ii) all certificates of deposit, cash securities and other investments held by or through such account.

4.14.  Contracts and Other Agreements.

(a) Schedule 4.14(a) hereto sets forth a true and complete list of all Agreements (other than Leases) currently in effect by, or on behalf of, any INSO Subsidiary of value greater than $25,000 or a term of longer than one (1) year. No INSO Subsidiary that is a party to such foregoing Agreement is in default in any material respect under any such Agreement.

(b) Schedule 4.14(b) hereto sets forth a true and complete list of all Agreements currently in effect by, or on behalf of, any INSO Subsidiary which contain a non-assignment clause the effect of which would require the Sellers to obtain consent of a third party to complete the transactions contemplated by this Purchase and Sale Agreement.

4.15. Permits and Licenses. Schedule 4.15 hereto sets forth a true and complete list of all material permits and licenses held by any of the Sellers, INSO KK or Synex that are used in the operation of the Business and the name of the Entity which holds each such permit or license. Copies of such permits and licenses have been furnished to Buyer.

4.16. Real Property Leases. Schedule 4.16 hereto sets forth a true and complete list of all Leases. There is no violation of any such Lease by any INSO Subsidiary other than violations that, individually or in the aggregate, would not have a material adverse impact on such company or the Business.

4.17.  Employees; Employee Benefits

(a) Schedule 4.17 sets forth a true and complete list of all current employees of the INSO, INSO Providence, INSO KK, ViewPort, Synex or other subsidiary of INSO (including their names, positions and locations) providing services for, in connection with or with respect to the operation of Business, other than legal, financial and administrative services who also provide such services to INSO or other INSO Subsidiaries. There currently are no independent contractors engaged by INSO, INSO Providence, INSO KK, ViewPort or Synex providing services for, in connection with or with respect to the operation of the Business, except as set forth on Schedule 4.17.

(b) Schedule 4.17 hereto sets forth true and complete summaries of all employment contracts with employees identified in Schedule 4.17, all perquisites paid for by any Seller, INSO KK or Synex for any such employee who received perquisites with a value in excess of $1000 in the last fiscal year and all severance agreements with any such employee (i) to which any INSO Subsidiary is a party or (ii) to which INSO or any subsidiary of INSO is a party and which relates to any employee listed on Schedule 4.17. True and complete copies as currently in effect of such agreements and any Employee Plan (as defined in Section 4.17(c) hereof), including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such Employee Plan or any such Agreements, and all currently applicable amendments thereto, have been made available to each of the Buyers.

(c) Disclosure of Employee Plans. Schedule 4.17 includes a complete listing or description of all Employee Benefit Plans and all other pension, retirement, profit sharing, savings, thrift, stock, deferred compensation, supplemental retirement, severance, executive compensation, excess benefit, change of control or parachute, hospitalization, medical or health, dental, vision, dependent care, educational assistance, group legal services, life insurance, disability, accidental death and/or dismemberment, group insurance, supplemental unemployment income, training, scholarship, tuition reimbursement, employee discount, subsidized cafeteria, fringe benefit, stock option, stock purchase, bonus or similar benefit plans, practices, policies, contracts, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated or frozen) and any trust, escrow, or similar agreement related thereto (whether or not funded) in respect of any employees identified in
Schedule 4.17 or any other present or former employees, directors, officers, shareholders, consultants, or independent contractors of any INSO Subsidiary, which has been in the six (6) years prior to Closing or currently is sponsored, maintained, contributed to or required to be contributed to by any INSO Subsidiary (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee
Plans," respectively). Schedule 4.17 also includes a complete listing of each INSO Subsidiary and identifies which INSO Subsidiary did in the six (6) years prior to Closing or currently sponsor, maintain, contribute to or is required to contribute to each of the Employee Plans.

(d) Operational Compliance. Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with any and all applicable state and federal and in the case of INSO KK, ViewPort and Synex, foreign laws, rules and regulations, including but not limited to ERISA, the Code and COBRA.

(e) Qualified for Tax-Exempt Status. Each Employee Plan intended to qualify under Code Section 401(a) is in material compliance with Code Section 401(a), has a favorable determination letter from the Internal Revenue Service with respect to its qualified status and has not adopted any plan amendment since the issuance of such determination letter which reasonably could be expected to jeopardize the plan's qualification under Code Section 401(a).

(f)  All Contributions Deductible. Except as set forth
Schedule 4.17, all contributions, transfers, and payments made by or on behalf of any INSO Subsidiary in respect of any Employee
Plan have been or are fully deductible under the Code.

(g) No Risk of Complaints or Claims. There is no pending or threatened assessment, complaint, claim (other than a routine claim for benefits), proceeding, audit, voluntary compliance application or investigation of any kind in or before any court, tribunal or government agency with respect to any Employee Plan, nor, to the Knowledge of any INSO Subsidiary, is there any basis upon which such action can reasonably be expected to be taken.

(h) No Prohibited Transactions. No INSO Subsidiary and, to the Knowledge of any INSO Subsidiary, no other Persons have with respect to any Employee Plan, either engaged in any "prohibited transactions" within the meaning of ERISA Section 406 or 407 or Code Section 4975 (to which no statutory, class or individual exemption applies), or breached any duty imposed by Title I of ERISA, which could result in a material liability for any INSO Subsidiary; no request is pending with, or contemplated to be filed with, the Department of Labor for an exemption from, or an advisory opinion with respect to, any such matter.

(i)  Insurance Premiums Paid. Any insurance premium
(including any insurance premium owed to the Pension Benefit Guaranty Corporation with respect to any Employee Plan that is required or payable at or before the Closing with respect to any Employee Plan will have been paid, accrued, and booked on or before the Closing, and, with respect to any insurance policy related to any Employee Plan, to the Knowledge of any INSO Subsidiary there will be no liability of any INSO Subsidiary or Buyer in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring prior to the Closing.

(j) No Payments Due. All benefits, expenses, and other amounts due and payable under any Employee Plan as of the Closing, and all contributions, transfers, or payments required to be made to any Employee Plan by any INSO Subsidiary as of the Closing, have been timely paid or made, accrued, and booked.

(k) Defined Benefit Plans. No INSO Subsidiary has (or has had within the past six (6) years) an obligation to contribute to, or otherwise sponsors or maintains (or has sponsored or maintained within the past six (6) years), a defined benefit plan or a pension plan subject to the minimum funding standard of Section 302 of ERISA or Code Section 412.

(l) No Funding Deficiencies. No Employee Plan maintained by any INSO Subsidiary has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Code Section 412, nor has any waiver of the minimum funding standards of ERISA Section 302 and Code Section 412 been requested of or granted by the IRS with respect to any such Employee Plan, nor has any lien in favor of any Employee Plan arisen under Code Section 412(n) or ERISA Section 302(f).

(m)  Foreign Plans. Except as set forth on Schedule
4.17, no Employee Plan is a plan established and maintained outside the United States.

(n) Multi-employer and Multiple Employer Plans. No INSO Subsidiary has or has had within the past six (6) years an obligation to contribute to, a "multiemployer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA), a "multiple employer plan" (within the meaning of Section 413(b) and (c) of the Code and regulations promulgated thereunder) or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

(o)  Post-Retirement and Post-Termination Benefits. No
Employee Plan provides benefits, including without limitation, death, severance or medical benefits, beyond termination of service or retirement other than (i) continuation of health care coverage mandated by law, (ii) death or retirement benefits under any Employee Plan intended to be qualified under Code Section 401(a), (iii) deferred compensation reflected on the books of any INSO Subsidiary or (iv) death or retirement or medical benefits under arrangements identified on Schedule 4.17 that are not intended to qualify under Code Section 401(a).

(p)  Bonding of Plan Officials.  Each "fiduciary" and
"plan official" as defined in ERISA Section 412 of each Employee Plan is bonded to the extent required by ERISA Section
412.

(q) No Leased Employees. There are no leased employees within the meaning of Code Section 414(n) or (o), or the regulations thereunder, who perform services for, in connection with or with respect to the operation of the Business.

(r) No Indemnification Agreements. Except as provided in Schedule 4.17, no INSO Subsidiary and no Employee Plan has agreed to guarantee or indemnify the performance of any person with respect to any Employee Plan.

(s) Unfunded and Uninsured Liabilities. Except as provided Schedule 4.17, the Financial Statements of each INSO Subsidiary contain adequate accruals for (i) bonuses, vacation pay and deferred compensation earned but not received as of the Closing and (ii) incurred or continuing claims under Employee Plans that remain unpaid as of the Closing and which are not funded by insurance or otherwise.

(t) Decrease of Accrued Benefits. Any Employee Plan that has been amended to provide for a significant reduction in future benefit accrual (including a plan that has been frozen), has satisfied the notice requirements imposed by ERISA Section
204(h) (if applicable).

(u)  Amendment or Termination of Employee Plans.
Except as provided on Schedule 4.17 and subject to the provisions of any applicable collective bargaining agreement and the provisions of applicable law (including without limitation, ERISA and the Code), each INSO Subsidiary has an unrestricted right to amend or terminate each of the Employee Plans at any time.

(v) Triggering Events. The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any INSO Subsidiary to any officer, employee, former employee or dependents of an employee, or (ii) directly accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, former employee, officer or director of any INSO Subsidiary from any INSO Subsidiary.

4.18. Brokers and Finders. None of the Sellers nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

4.19. Insurance. Each INSO Subsidiary is adequately insured on a consolidated basis with INSO in accordance with industry practice in the following areas: liability, theft, fidelity, casualty, errors and omissions, and other similar normal forms of business insurance held by each INSO Subsidiary.

4.20. Year 2000. Each item of the Sellers' Intellectual Property used in the course of the Business has been produced, tested, and/or modified so that it is Year 2000 Compliant as of the date hereof and as of the Closing Date. Without limitation of the foregoing, any of Sellers' Intellectual Property that has been provided to any Customer on or before the Closing Date (or which Sellers is obligated to provide to any Customer as of the Closing Date) is Year 2000 Compliant and will not require any updates or modification in order to render such Sellers' Intellectual Property Year 2000 Compliant. The term "Year 2000 Compliant" as used herein means that (x) the Sellers' Hardware and Sellers' Software is fully functional and will perform in accordance with its applicable specifications prior to, during, and after the calendar year 2000 A.D., and that such Sellers' Hardware and Sellers' Software shall perform during each such period of time without any error or degradation of performance or functionality (including, without limitation an abnormal end to all or part of processing) relating to date functionality and/or data, which, by way of illustration and not limitation, represents or references different centuries or more than one century or leap years; and (y) without limiting the generality of the foregoing, that the Sellers' Hardware and Sellers' Software
(i) shall not provide, or cause any software and/or system with which the Sellers' System operates or interfaces to provide, invalid or incorrect results as a result of date functionality and/or data, or otherwise cause any software and/or system which with the Sellers' System interfaces to experience any degradation of performance or functionality (including, without limitation an abnormal end to all or part of processing) specifically arising from date functionality and/or data; (ii) has been developed and designed to be fully interoperable with software, hardware and data to ensure year 2000 compatibility, including, but not limited to, date data century recognition and calculations which accommodate same century and multi-century and leap year formulas and date values; and (iii) shall effectively and accurately manage and manipulate data derived from, involving or relating in any way to dates including single century formulas and multi-century or leap year formulas, and will not generate incorrect values or invalid. Notwithstanding anything to the contrary contained in this Section 4.20, Sellers make no representation or warranty with respect to the Year 2000 compatibility of the Third Party Intellectual Property, except that, to Sellers' Knowledge, such Third Party Intellectual Property is Year 2000 compliant.

4.21.  Assignment of Licenses.  Except as set forth on
Schedule 4.21, the assignment to Buyer of any agreement relating to any Seller's License does not violate the terms of such agreement.

4.22. Customer Lists. Set forth on Schedule 4.22 hereto is a true and correct list of all of the Customers in all material respects as to current Customers and prepared in good faith with respect to former Customers.

4.23. Customer Support Site. Set forth on Schedule 4.23 hereto is a true and correct list of (i) all software (whether or not owned by INSO or any of its affiliates) used by or on behalf of Sellers in connection with the hosting or maintenance of the Sellers' customer support website relating to the Business (the "Customer Support Website") and any 800-customer support number, together with a list of all Agreements relating to any such software; and (ii) all Agreements relating to the hosting or maintenance of the Customer Support Website or any such customer support number. Neither any Seller nor any affiliate of any Seller is in default in any material respect under any such Agreement.

4.24.  Subsidiaries.  Except as set forth on Schedule 4.24
(other than subsidiaries that are to be transferred to INSO as contemplated by Section 7.1(r) hereof), (i) INSO Providence will, on the Closing Date, have no subsidiaries other than INSO KK, and will have no investment in any other Entity, other than the INSO KK Shares and (ii) ViewPort, on the Closing Date, will have no subsidiaries, other than Synex, and will have no investment in any other Entity, other than the Synex Shares.

4.25. ViewPort Acquisition Agreements. Sellers have provided to Buyer true and correct copies of the agreements relating to its acquisition of the capital stock of ViewPort (collectively, the "ViewPort Acquisition Documents".) INSO's obligations under the ViewPort Acquisition Documents have been fully performed, and INSO is not in default of any of its obligations under the ViewPort Acquisition Documents. The consummation of the transaction contemplated by this Purchase and Sale Agreement will not violate any provision of the ViewPort Acquisition Documents.

4.26.  [Intentionally Omitted]

4.27. Non-Interference Disabling Procedures. Sellers warrant and represent that, to their Knowledge, no item of Sellers' Intellectual Property contains any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is intended for the purpose of deleting, disabling, deactivating, interfering with, or otherwise harming any item of Sellers' Intellectual Property or Buyers' hardware, data, or computer programs or codes, or that is capable of providing access or produce modifications not authorized by Buyers (collectively, "Disabling Procedures"). The foregoing representation and warranty shall not apply to Third Party Intellectual Property, except that to INSO's Knowledge, there is no Disabling Procedure in any portion of the Third Party Intellectual Property.

4.28. Additional Pass-Through of Warranties. INSO hereby assigns to Buyers any and all manufacturers' or suppliers' warranties, guarantees, representations, services agreements and indemnities, if any, with respect to any Third Party Intellectual Property to the extent assignable by INSO. To the extent such warranties, guarantees, representations, services agreements and indemnities are not assignable by INSO, INSO agrees that Buyers may assert or enforce any right that INSO may have to enforce such warranties, guarantees, representations, service agreements and indemnities, or if such can only be enforced by INSO and in its own name, upon Buyers' request and at Buyers' sole expense, INSO shall take all reasonable action requested by Buyers to enforce such warranties, representations, service agreements and indemnities.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Enigma hereby represents and warrants to INSO as follows:

5.1. Authority. This Purchase and Sale Agreement, assuming its due execution by each other party hereto, constitutes the legal, valid and binding obligation of each of the Buyers, enforceable against them in accordance with its terms. Buyers have the legal right, power, authority and capacity to execute and deliver this Purchase and Sale Agreement, and to perform the obligations hereunder. The execution and delivery of this Purchase and Sale Agreement and the performance hereof has been authorized and ratified by the Boards of Directors of Buyers.

5.2. Organization and Good Standing. Enigma is a corporation duly organized and in good standing under the laws of Israel. Enigma USA is a corporation duly organized and in good standing under the laws of the State of Delaware.

5.3. No Violation. Neither the execution and delivery of this Purchase and Sale Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly: (i) contravene, conflict with or result in a violation of (1) any of the provisions of the current Charter Documents of each Buyer or (2) any resolution adopted by the Board of Directors or the stockholders of each Buyer or (3) any Agreement to which any Buyer is a party or (ii) contravene, conflict with or result in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any Governmental Authority currently applicable to either Buyer may be subject.

5.4. Third Party Consents. No consent, approval or other action of any third party, including any Governmental Authority, is required to be obtained in connection with the transactions contemplated in this Purchase and Sale Agreement.

5.5. No Litigation. There are no legal, administrative, arbitration or other proceedings, or claims, actions, disputes or investigations, pending or threatened against the Buyers or any subsidiaries of the Buyer which may restrict or prohibit the consummation of the transactions contemplated herein. Neither the Buyer nor any of their subsidiaries are subject to any judgment, order or decree of any Governmental Authority which may restrict or prohibit the consummation of the transactions or would restrict or prohibit the Sellers or the Buyers from performing their obligations hereunder.

5.6. Brokers and Finders. To the extent Buyers or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, Sellers shall be held harmless from paying any such brokerage fees, commissions or finders' fees.

5.7. Financing. The Buyers have and will have on the Closing Date sufficient funds available to pay the Purchase
Price, pursuant to the conditions set forth in Section 3.1.

6. PRE AND POST-CLOSING COVENANTS AND AGREEMENTS

Buyers and Sellers hereby severally, but not jointly, covenant and agree as follows (provided, however, that all obligations of any INSO Subsidiary hereunder that survive the Closing Date, or which arise following the Closing Date, shall, notwithstanding anything contained herein to the contrary, be an obligation of
INSO):

6.1. Filings. Following the execution hereof, Buyers and Sellers shall make or cause to be made all filings, if any, including tax filings, which are required in order to comply with any law, rule or regulation necessary in connection with the consummation of the transactions contemplated herein. Each party will furnish to the other such reasonable assistance as it may request in connection with the preparation of any filings with or submissions to any Governmental Authority.

6.2. No Corporate Borrowings or Liens. From the date hereof through the Closing Date (i) INSO shall not take any action, and shall not cause INSO Providence, INSO KK, ViewPort or Synex to take any action, to cause either of INSO Providence or ViewPort,
(ii) INSO Providence shall not take any action, and shall not cause INSO KK to take any action, to cause INSO KK and (iii) ViewPort shall not take any action, and shall not cause Synex to take any action, to cause Synex, except in the ordinary course of their respective businesses consistent with past practices, to borrow monies for any reason or draw down on any line of credit or long-term debt obligation, or become the guarantor, surety or endorser of the obligation of any other person, partnership, corporation or other business entity or create, incur or permit to exist any Lien on any of the Sellers' Assets or on any of the Shares, any of the INSO KK Shares or any of the Synex Shares.

6.3.  Conduct of the Business.

(a) Conduct of the Business. From the date hereof until the Closing Date, (i) INSO shall not itself, and shall not cause INSO Providence, INSO KK, ViewPort or Synex to take any action to cause either of INSO Providence, ViewPort, (ii) INSO Providence shall not itself, and shall not cause INSO KK to take any action to cause INSO KK and (iii) ViewPort shall not itself, and shall not cause Synex to take any action to cause Synex to, conduct their businesses outside of the ordinary course of the Business.

(b) Employees. From the date hereof through the Closing Date, INSO shall not itself, and shall not cause either of INSO Providence, INSO KK, ViewPort or Synex to terminate any current employees of the INSO Subsidiaries or INSO listed on
Schedule 6.3(a) (the "Certain Employees") or to cease (i) maintaining the current salaries of such employees; (ii) maintaining in effect without modification all benefit plans currently in effect for such employees or (iii) otherwise make any other changes to benefits payable to any such employees. As soon as practicable after the date hereof, Buyer agrees to offer employment to all persons listed on Schedule 6.3(a) hereof.
Schedule 6.3(b) sets forth a list of persons to whom the Buyer may offer employment within three (3) months of the Closing Date. The terms of such employment will be mutually agreed upon between Buyers and the employees. Following the Closing Date, (a) INSO shall be prohibited from offering employment for twelve (12) months to any employee of Buyers, Buyers' successors or the INSO Subsidiaries and (b) Buyers shall be prohibited from offering employment for twelve (12) months to any employee of INSO or any of its subsidiaries (other than the persons listed on Schedules 6.3(a) and 6.3(b) hereto). The Buyers (w) will promptly offer employment to each of the Certain Employees who will not become an employee of the Buyers by operation of law following the Closing, (x) will not reduce the compensation or materially alter the benefits of the Certain Employees, (y) will provide to the Certain Employees a bonus, equal to the greater of $10,000 or 15% of their base salary as of the Closing Date, but in no event equal to an amount greater than $20,000, payable in three equal installments at the end of the third, sixth and ninth month as an employee of Enigma or its subsidiaries if they are then so employed and (z) will offer to the Certain Employees a relocation allowance equal to $10,000 for costs incurred by such Certain Employees in relocating from the Providence, Rhode Island area to the Burlington, Massachusetts area, such relocation allowance to be paid within ten (10) business days of receipt by Buyers of evidence of such relocation.

(c) Transfers. Other then in the ordinary course of business consistent with past practice or as permitted by Section 7.1(r) hereof, from the date hereof through the Closing Date, INSO shall not itself, and shall not cause either of INSO Providence, INSO KK, ViewPort or Synex to, (i) sell, transfer or assign any of the Sellers' Assets or any of the Shares or (ii) mortgage, pledge, encumber or otherwise subject any of the Sellers' Assets, any of the Shares, any of the INSO KK Shares or any of the Synex Shares to any Lien.

(d) Corporate Changes. From the date hereof through the Closing Date, the INSO Subsidiaries shall not amend their respective Charter Documents or make any changes in the terms or amount of their respective authorized, issued or outstanding capital shares (including authorizing, selling, redeeming or purchasing any shares thereof).

(e) Distributions. From the date hereof through the Closing Date, INSO and ViewPort shall not take any steps to procure that any of INSO Providence, INSO KK, ViewPort or Synex shall declare, set aside or pay any dividend or other distribution in respect of its capital shares.

(f) Issuances. INSO and ViewPort shall not take any steps, from the date hereof through the Closing, to cause or permit any capital shares, other securities, or Rights to capital shares or to any other security, in any of INSO Providence, INSO KK, ViewPort or Synex to be issued prior to the Closing, other than to carry out the transactions contemplated herein.

(g) No Liens. Prior to the Closing Date: (i) INSO shall not itself, and shall not permit any of INSO Providence, INSO KK, ViewPort or Synex to, create, incur, assume or permit to exist any Lien on any of the Shares, any of the Synex Shares, any of the INSO KK Shares or any of the Sellers' Assets, (ii) INSO Providence shall not itself and shall not permit INSO KK to create, incur, assume or permit to exist any Lien on the INSO KK Shares or on any of the Sellers' Assets and (iii) ViewPort shall not itself and shall not permit Synex to create, incur, assume or permit to exist any Lien on the Synex Shares or any of the Sellers' Assets. From the date hereof through the Closing Date, each of INSO, INSO Providence and ViewPort shall maintain good and valid title to the Shares, the INSO KK Shares, the Synex Shares and the Sellers' Assets, respectively, free and clear of any Lien.

(h) Contracts. From the date hereof through the Closing Date, INSO shall, and shall cause each of INSO Providence, INSO KK, ViewPort or Synex to, refrain from entering, amending or terminating any Agreement that would materially adversely affect the Business, the ability of the parties hereto to consummate the transactions provided for herein, or the Sellers' Assets, including, without limitation, any Agreement pursuant to which any of INSO Providence, INSO KK, ViewPort or Synex agrees to indemnify, defend or hold any person harmless from any liability. Without the prior consent of Buyers, from the date hereof through the Closing Date, INSO shall not, and shall not permit any of INSO Providence, INSO KK, ViewPort or Synex, except in the ordinary course of business consistent with past practice or as explicitly contemplated in this Purchase and Sale Agreement, to enter into Agreements with INSO or any subsidiary or affiliate of INSO.

(i) Insurance. From the date hereof through the Closing Date, INSO shall not take any action to cause the discontinuance of any material policies of fire, general liability, errors and omissions, product liability, employment practices, officers and directors, workers' compensation and other forms of insurance owned or held by, or which covers any operations or activities of, any of INSO Providence, INSO KK, ViewPort or Synex, or covers the Sellers' Assets, to which INSO is a party, beneficiary or covered person.

(j) Taxes. INSO, at its cost and expense, shall and shall cause INSO Providence, INSO KK, ViewPort and Synex to prepare and timely file all Returns and amendments thereto required to be filed by them and/or in respect of the Business for periods on or before the Closing Date including, without limitation all Returns for short taxable periods ending on or before the Closing Date. INSO shall and shall cause INSO Providence, INSO KK, ViewPort and Synex, in respect of the Business, to pay and discharge all Taxes, assessments and governmental charges upon or against it, or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon. INSO shall provide Buyers with prompt access to any documents or information necessary to file any Returns pursuant to Section 6.7 of this Purchase and Sale Agreement.

(k) Matters Affecting Leases. From the date hereof through and after the Closing Date, INSO shall take all reasonable action necessary, including obtaining any consents if necessary, to permit INSO Providence to continue to occupy the portion of the premises in which the INSO employees who will become employees of Buyers or INSO Providence are currently located for a period of forty-five (45) days after Closing until INSO Providence makes alternative arrangements, with all rent, utility, maintenance and other financial obligations under and with respect to each such Lease divided pro rata based upon the relative amount of space occupied.

(l)  [Intentionally Omitted]

(m)  [Intentionally Omitted]

(n) Public Statements. Prior to the Closing Date, without the prior written consent of the other parties hereto, the parties hereto will not make, issue or release any oral or written public announcement, filing or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transactions contemplated herein except (i) as required by law, in which case the party required to make the disclosure shall use reasonable efforts to notify the other party thereof and discuss with such other party the wording thereof and (ii) Buyers may disclose the terms hereof for purposes of raising financing in order to consummate the transactions hereof; provided, however, that any person to whom disclosure of this Purchase and Sale Agreement is made is notified of the confidential nature of such information. After the Closing Date, the Parties may issue a joint press release or similar communication describing the transactions contemplated herein; provided, however, that INSO shall deliver a draft of the proposed press release to Buyers at least two (2) business days prior to the Closing Date, and INSO and Buyers shall use their best efforts to agree upon the wording of the press release. Notwithstanding anything to the contrary contained in this
Section 6.3(n), the parties hereto will not make, issue or release any oral or written public announcement, filing or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transactions contemplated herein prior to the receipt by INSO of the Deposit.

6.4.  Confidentiality.  Except as set forth expressly in
Section 6.3(n) hereof, between the date of this Purchase and Sale Agreement and the Closing Date, each party shall maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party nor any of the INSO Subsidiaries any written, oral or other information obtained in confidence from another party in connection with this Purchase and Sale Agreement or the transactions contemplated herein, unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such Party, unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Purchase and Sale Agreement or unless the furnishing or use of such information is required by law or necessary or appropriate in connection with any legal proceedings.

6.5.  Best Efforts and Cooperation.

(a) Each party will use those efforts that a prudent person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as possible in order to cause all conditions to the consummation of the transactions contemplated herein to be satisfied, and shall not take any action that would cause any of its representations and warranties in this Purchase and Sale Agreement not to be true and correct as of the Closing Date, including in connection with the assignment of title to all patent rights, trademark rights and copyrights in and to the Sellers' Intellectual Property. Each party agrees to execute and to deliver such instruments, in form and substance mutually agreeable to the parties, as another party may reasonably require in order to carry out the terms of this Purchase and Sale Agreement or the transactions contemplated herein. The parties acknowledge and agree that time shall be of the essence in Closing the transactions contemplated herein.

(b) Each party agrees that it will and will cause its affiliates or subsidiaries to execute and deliver from time to time such additional instruments, documents, conveyances and assurances and take such other actions as may be necessary or otherwise reasonably requested by the other party to give effect to the rights and obligations provided for herein.

(c) INSO shall cooperate, and shall cause its affiliates and subsidiaries to cooperate, with Buyers and its professional consultants in the conduct of the Post Closing Audit, and shall make its and their Books and Records, and its and their directors, officers, employees and independent certified public accountants, available to Buyers and its professional consultants in connection with the conduct of the Post Closing Audit.

6.6.  Notification of Certain Matters.  If, prior to the
Closing, any party shall obtain Knowledge of any facts, circumstances or information which, if they prevailed on the Closing Date, would constitute a breach of a representation, warranty or covenant made by such party or another party hereto, or which would cause one or more of the Schedules to this Purchase and Sale Agreement produced by such party to be inaccurate, then such party shall promptly notify the other party or parties of such breach or inaccuracy. In the case of any such breach or inaccuracy, the party in breach shall promptly take such action as may be appropriate under the circumstances to cure such breach or resolve any such inaccuracy prior to the Closing Date.

6.7.  Tax Matters and Post-Closing Cooperation.

(a) INSO shall pay any transfer and sales Taxes, if any, arising from or relating to the transactions contemplated by this Purchase and Sale Agreement.

(b) In order to appropriately apportion any Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of the taxable period of the INSO Subsidiaries that immediately precedes the Closing Date, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Purchase and Sale Agreement. In any case where applicable law does not permit the INSO Subsidiaries to treat the Closing Date as the last day of a Short Period, then for purposes of this Purchase and Sale Agreement, the portion of such Taxes that is attributable to the operations of the INSO Subsidiaries for such Interim Period (as defined below) shall be the total amount of such Taxes for the taxable period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire taxable period in question. "Interim Period" means, with respect to any Taxes imposed on the INSO Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date. The parties shall be responsible to pay their respective apportionment of the Taxes as calculated pursuant to this Section 6.7(b).

(c) INSO agrees that it will cooperate with Buyers and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and
(ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for the Sellers or Buyers for all taxable years through the taxable year that includes the Closing Date.

(d) Buyers shall file and control any Returns of the INSO Subsidiaries required to be filed after the Closing Date with respect to any taxable year ending after the Closing Date. Without further consideration, but at Buyers' expense for out of pocket costs, including without limitation, professional fees, INSO agrees that it shall provide, and shall cause its accountants and other representatives, subject to customary professional terms of engagement, to provide to Buyers, on a timely basis, the information that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns required to be filed by Buyers and (ii) audits or other tax determinations or proceedings by or before Governmental Authorities, such information to be provided in the form in which it has in the past been maintained by the applicable Seller, its accountants or other representatives.

(e) Transfer Pricing Information. INSO agrees that it shall provide and shall cause its accountants and other representatives to provide to Buyers, on a timely basis, information concerning the pricing for any transaction between any of the Sellers and any company within INSO's control for any partial tax period prior to the Closing that is not ended at the Closing sufficient to establish that such pricing was on an arm's length basis including, where reasonably necessary, information on comparable transactions with unrelated parties and information as to profit margins and markups. Where such information is requested by any tax authority from any of the Sellers for a period that has ended prior to the Closing, INSO agrees to cooperate in providing such information to such tax authority.

(f) 338(h)(10) Election. The Buyers agree that they will not make an election pursuant to Code Section 338(h)(10) with respect to the transactions contemplated by this Purchase and Sale Agreement.

6.8.  Post Closing Audit.  INSO agrees that to assist
KPMG with its post closing audit of the Business (the "Post Closing Audit"), INSO shall prepare (i) balance sheets of the Business as of December 31, 1997 and 1998 and related statements of operations, changes in stockholder's equity and cash flows for the years then ended, and (ii) balance sheets as of September 30, 1998 and 1999 and related statements of operations, changes in stockholder's equity and cash flows for the nine (9) months ended September 30, 1998 and 1999 and any other periods prior to the Closing Date that Enigma may need to satisfy the filing requirements of the Securities Act of 1933, as amended. INSO agrees at the Buyers cost and expense to cooperate with KPMG in the preparation of the Post Closing Audit and to take such actions reasonably necessary for KPMG to complete the Post Closing Audit.

6.9. Consents. (a) After the Closing, INSO agrees that it shall (with Buyers' cooperation) use all commercially reasonable efforts to secure each Unobtained Consent. With respect to each contract, agreement, source code license or source code escrow agreement (each, an "Unassigned Contract") to which there exists an Unobtained Consent, if an INSO Subsidiary is not a party to such Unassigned Contract, upon obtaining such consent, INSO (or the subsidiary of INSO which is a party to such Unassigned Contract) shall assign such Unassigned Contract to INSO Providence and INSO Providence shall assume such Unassigned Contract by an Assignment and Assumption Agreement in the form of
Exhibit 7.1(v) attached hereto.

		(b)	After the Closing, INSO agrees that it shall (with
Buyers' cooperation), with respect to each Uncompleted Severance
Contract, use all commercially reasonable efforts (i) to obtain all consents, approvals or other actions from any party to such contract to sever and replace such contract in the manner specified in Section 7.1(m) and (ii) to replace such contract with a Replacement Contract in the manner specified in Section
7.1(m).

6.10. Transition Training. After the Closing, INSO agrees that it shall provide to Buyers, free of charge, a team of developers, including Mr. Jeff Vogel, to assist the Buyers in the training of personnel and the implementation of computer software and hardware. The team of developers, including Mr. Vogel, shall be available at a location in Boston, Massachusetts or Providence, Rhode Island selected by Buyers, beginning on November 15, 1999 and shall remain available during one (1) week (40 man hours) from such date. INSO further agrees that it shall make Jeff Vogel or another person who has similar or more detailed knowledge of the architecture and coding schemes within the Business including, without limitation, the DynaText and DynaWeb products available as a consultant to Buyers following the Closing Date. Mr. Vogel shall also be made available on a reasonable basis and as reasonably requested by Buyers, to provide, free of charge, a maximum of 50 additional hours of consulting time from the period beginning on the Closing Date and ending one (1) year from the Closing Date. Following the utilization by Buyers of all 50 hours of consulting time and for a period of time ending two (2) years after the Closing Date, Mr. Vogel or another person who has similar or more detailed knowledge of the architecture and coding schemes within the Business including, without limitation, the DynaText and DynaWeb products shall be made available, on a reasonable basis and as reasonably requested by Buyers with the provision of reasonable notice, to provide additional hours of consulting services to Buyers and shall be compensated for the provision of such services at the rate of $250.00 per hour. Notwithstanding anything to the contrary contained in this Section 6.10, if, during the two (2) year period occurring after the Closing Date, Mr. Vogel ceases to be employed by INSO or any subsidiary or affiliate thereof and the consulting services of Mr. Vogel are requested by Buyers, INSO shall be required to substitute another person who has similar or more detailed knowledge of the architecture and coding schemes within the Business including, without limitation, the DynaText and DynaWeb products for Mr. Vogel. In addition, Buyers shall have the services of Ms. Sunanda Mathai (to the extent Ms. Mathai is employed by Sellers) available full time to assist in the transition of the Business for a period of up to six months after the Closing Date. Buyers shall be responsible for Ms. Mathai's base salary and any expenses (including reimbursable travel and entertainment expenses incurred by Ms. Mathai) in connection with such transitional services.

6.11. Customer Support. For a period of one hundred and twenty (120) days following the Closing Date, INSO shall, at no additional charge to Buyers, provide all reasonably requested support including, without limitation, the support described on
Schedule 4.23 attached hereto in the transitioning of the Customer Support Website and any related hosting services and the 800-customer support number to Buyers or a third party vendor selected by Buyers in its sole discretion, including, without limitation, the transfer and any necessary conversion of all software, HTML/XML databases and consulting regarding technology hosting requirements. In connection with maintenance of the Customer Support Website, INSO shall enter into a License and Maintenance Agreement in the form annexed hereto as Exhibit E with respect to the DynaBase software described on Schedule 6.11 hereto (the "DynaBase Software"). Notwithstanding the foregoing, INSO will provide reasonable support to Buyers, free of charge, for a period of one (1) year following the Closing Date with respect to the use of DynaBase Software. Thereafter, INSO will continue to provide such support for use of the DynaBase Software at the rate of (i) $10,000 for the period of one (1) year following the first anniversary of the Closing Date, and (ii) $15,000 for the period of one (1) year following the second anniversary of the Closing Date. Following the third anniversary of the Closing, INSO will provide such support at its customary rates.

6.12.  Certain Covenants of Buyers relating to DynaBase.
Subject to Section 11 of this Agreement, Buyers hereby grant to INSO a worldwide, nonexclusive, irrevocable, royalty-free license, under the patents listed on Schedule 6.12, to make (and have made), to offer to sell and sell (and have offered for sale and have sold), import (and have imported), distribute (and have distributed) and use any product service, process or other subject matter covered by the patents listed on Schedule 6.12 solely in the production, development and/or marketing of the DynaBase Software and any non-material improvements thereto or direct successor products thereof, solely to the extent such patents would be necessarily infringed otherwise.

6.13.  Domain Names; Links.

(a) INSO will use its commercially reasonable best efforts to transfer to INSO Providence as soon as practicable following the Closing the domain names www.dynatext.com and www.dynatext.net (the "Domain Names"). Without limitation of the foregoing, INSO will cooperate with Buyers and Network Solutions, Inc. (and/or any other domain name registration authority) to facilitate the filing and processing of all forms and other formalities and tasks that are or become necessary to efficiently and effectively complete the process of causing the transfer of registration of the Domain Names to Buyers. Following the Closing Date, INSO will not use the Domain Names for any purpose, including without limitation as a domain name or as the name of any Internet web site. For a period of one hundred twenty (120) days following the Closing, INSO shall provide a link on its web site (www.inso.com), referring inquiries relating to the Sellers' Assets to a web address provided in writing by the Buyers.

(b) Buyers will use their commercially reasonable best efforts to transfer to INSO as soon as practicable following the Closing the domain name www.ebt.com (the "EBT Domain
Name"). Without limitation of the foregoing, Buyers will cooperate with INSO and Network Solutions, Inc. (and/or any other domain name registration authority) to facilitate the filing and processing of all forms and other formalities and tasks that are or become necessary to efficiently and effectively complete the process of causing the transfer of registration of the EBT Domain Name to INSO. Following the Closing Date, Buyers and INSO Providence will not use the EBT Domain Name for any purpose, including without limitation as a domain name or as the name of any Internet web site.

6.14. List of Retained Assets. Prior to the Closing, INSO shall use good faith efforts to provide Buyers with as detailed a list of the Retained Assets as possible and shall consult with Buyers as to the inclusion on such list of any item that Buyers do not consider to be a Retained Asset. Within twenty (20) calendar days after the Closing, INSO shall provide to Buyers (i) a complete and final list of the Retained Assets and (ii) the Closing Balance Sheet.

6.15. Accounts Receivable. Payments received from a customer of the Business, whether before or after the Closing Date, shall be allocated to the oldest outstanding accounts receivable for such customer, unless such customer has a good faith dispute as to the propriety of a particular invoice. The parties hereto agree to cooperate in good faith to resolve any disputes regarding the allocation of payments. Upon receipt by the Buyers of a payment not subject to a good faith dispute and allocated to an outstanding account receivable to which INSO is entitled, the Buyers shall remit such payment to INSO within fifteen (15) days after the end of the calendar month in which such payment is received by the Buyers.

6.16. Transfer of Third Party Software. INSO agrees that, prior to the Closing, it shall, with respect to Third Party Intellectual Property consisting of software that Sellers have identified on Schedule 4.7 as not being capable of transfer out of the control of INSO, consult with Buyers to assist them in determining whether such software can, in fact, be transferred to Buyers for use in the operation of the Business.

7. CONDITIONS PRECEDENT TO CLOSING

7.1. Conditions Precedent to Obligations of Buyers. The obligation of the Buyers to purchase the Shares hereunder is subject to the satisfaction of each of the following conditions. Notwithstanding anything to the contrary contained herein, the Buyers collectively shall have the right, in their sole discretion, to waive all or any part of each such condition and to close the transactions contemplated herein.

(a)  Correctness of Representations and Warranties.
The representations and warranties of the Sellers contained in this Purchase and Sale Agreement shall not be untrue or inaccurate on the Closing Date in a manner which can reasonably be expected to have a material adverse effect on the Business. Buyers shall have received certificates dated the Closing Date and executed on behalf of each Seller to the effect that all such representations and warranties are true and accurate in all material respects.

(b) Performance of Covenants and Agreements. All covenants and agreements contained in this Purchase and Sale Agreement, including any of the Exhibits and Schedules hereto, required to be performed by any of the Sellers, INSO KK or Synex prior to Closing shall have been performed in all material respects. Buyers shall have received certificates dated the Closing Date and executed on behalf of each Seller, INSO KK and Synex stating that all such covenants have been performed.

(c) Opinion of Sellers' Counsel. Buyers shall have received from each of INSO's attorney and INSO Providence's attorney, Nutter, McClennen & Fish, LLP an opinion dated the Closing Date covering such matters as set forth in Exhibit B-1 attached hereto and from INSO's General Counsel an opinion dated the Closing Date covering such matters as set forth in Exhibit B-2 attached hereto. Such opinions shall be issued for the benefit of the Buyers. In rendering such opinion, such counsel may rely on advice from Governmental Authorities, factual certificates, opinions of local counsel (so long as such local counsel opinions are rendered for the benefit of the Buyers) and such other matters as such counsel may deem reasonably appropriate and as are acceptable to Buyers' counsel. Such opinions may also contain such assumptions and qualifications as such counsel deems appropriate and as are reasonably acceptable to Buyers' counsel.

(d) Good Title to Shares and Assets. INSO shall have transferred all of the Shares to Enigma USA free and clear of all Liens. Buyers shall have received evidence reasonably satisfactory to it that all actions have been taken necessary to vest in INSO Providence and ViewPort, upon transfer of the Shares to the Buyers, title to all of the Sellers' Assets required for the operation of the Business and to vest in the Buyers title to all of the applicable Sellers' Assets in both cases, free and clear of all Liens.

(e) Good Standing. Buyers shall have received a certificate of good standing, or if not available for such jurisdiction, a certificate of an executive officer of INSO as to good standing with respect to each of the INSO Subsidiaries and in each jurisdiction where such INSO Subsidiary is formed and is required to be Qualified except those jurisdictions where failure to be so Qualified would not have a material adverse effect on the Business.

(f) No Prohibition of Transaction. No order shall have been issued by any Governmental Authority to enjoin, restrain or prohibit the Closing.

(g) Compliance with Law. The Sellers shall have obtained any and all material permits, approvals and consents of Governmental Authorities which counsel for Buyers may reasonably deem necessary or appropriate so that consummation of the transactions contemplated herein will be in compliance with applicable laws and requirements of Governmental Authorities, including those consents of Governmental Authorities specifically set forth on Schedule 4.8.

(h) Consents. INSO shall have furnished Buyers with evidence of receipt of all material consents required to affect the sale of the Shares to enable INSO Providence, INSO KK, ViewPort or Synex to continue to enjoy the material benefit of the Sellers' Assets. Without limitation of the foregoing, INSO shall have furnished Buyers with evidence of receipt of all consents, approvals or other actions of third parties required to be obtained in connection with the assignment of the contracts identified in Schedule 4.4, 4.8, 4.14(a) or 4.14(b) and/or in connection with the transactions contemplated in this Purchase and Sale Agreement; provided, however, that with respect to each Unobtained Consent, this Section 7.1(h) shall be deemed to have been satisfied if INSO shall have used all commercially reasonable efforts to secure such Unobtained Consent before the Closing Date, including, without limitation, the notification of Third Parties to request that they perform any necessary actions required under the related agreements.

(i)  [Intentionally omitted]

(j) Books and Records. Buyers shall have received all of the Books and Records of the INSO Subsidiaries.

(k) Resignation of Officers and Directors. Buyers shall have received written resignations, effective as of the Closing, from the members of the Board of Directors and corporate officers of each of ViewPort, INSO Providence, INSO KK and Synex with the exception of Hasse Haitto and Peter Lidbaum, as set forth on Schedule 7.1 hereto, stating that such directors and officers are resigning from their respective positions as director or officer of ViewPort, INSO Providence, INSO KK and Synex, or the Buyers shall have received evidence reasonably satisfactory that each of such officers and directors has been duly removed from his or her position(s) with ViewPort, INSO Providence, INSO KK and/or Synex, as applicable.

(l)  Certificates.   Each of the Sellers shall have
delivered to the Buyers such certificates of their respective officers, directors and others to evidence compliance with the conditions set forth in this Section 7.1 as may be reasonably requested by Buyers.

(m) Severance of Agreements. With respect to the agreements marked "*" or "**" in Schedule 4.4, 4.14(a) or 4.14(b) (collectively, the "Split Contracts"), Sellers shall have caused each such agreement to be replaced by an agreement with INSO Providence in form and substance reasonably satisfactory to Buyers (each a "Replacement Contract"), which such agreement will relate solely to the Business, neither INSO nor any subsidiary of INSO (other than the INSO Subsidiaries) will be a party thereto or will have any rights thereunder, and will not relate to any of the Retained Assets; provided, however, that with respect to each Split Contract, this Section 7.1(m) shall be deemed to have been satisfied if INSO shall have used all commercially reasonable efforts to secure all necessary consents, approvals and other actions of any Third Party to such contract before the Closing Date, including, without limitation, the notification of each such Third Party to request that they perform any necessary actions required under their respective agreements. All rights of INSO or any affiliate of INSO (other than an INSO Subsidiary) under any Split Contract or Uncompleted Severance Contract which are not a right of INSO Providence under the related Replacement Contract shall constitute Retained Assets. All obligations and liabilities of INSO or any affiliate of INSO (other than an INSO Subsidiary) under any Split Contract or any Uncompleted Severance Contract which are not an obligation or a liability of INSO Providence under the related Replacement Contract shall constitute Retained Liabilities.

(n)   Existing Indebtedness and Intercompany
Indebtedness. As of the Closing, there shall be no indebtedness owed by any INSO Subsidiary to (i) INSO or (ii) any subsidiary or affiliate of INSO.

(o)  Intellectual Property.  To the extent that
INSO or any subsidiary of INSO (other than the INSO Subsidiaries) owns any of the Sellers' Intellectual Property, all such Sellers' Intellectual Property shall have been transferred to INSO Providence pursuant to agreements in form and substance reasonably satisfactory to Buyers. To the extent that any other Person (other than any INSO Subsidiary) owns any of the Sellers' Intellectual Property, all such Sellers' Intellectual Property shall have been licensed to INSO Providence pursuant to agreements in form and substance satisfactory to Buyers in their sole discretion; provided, however, that as to any such item of Seller's Intellectual Property as to which an Unobtained Consent exists on the Closing Date, this Section 7.1(o) shall be deemed to have been satisfied if INSO shall have used all commercially reasonable efforts to secure all necessary consents, approvals and other actions of any Third Party to the related license before the Closing Date, including, without limitation, the notification of each such Third Party to request that they perform any necessary actions required under their respective agreements. Without limitation of the foregoing, (i) INSO shall have entered into a License Agreement (the "Multilicense") with Buyers in the form of Exhibit D hereto with respect to that certain plug-in to DynaText and DynaWeb, viewing and conversion technology contained within DynaTag and searching technology proprietary to Lernout & Hauspie Speech Products N.V., each as described in more detail in the Multilicense, (ii) INSO shall have entered into a License Agreement with Buyers in the form of Exhibit E with respect to the DynaBase Software (the "DynaBase License"), and (iii) INSO shall have entered into a License Agreement (the "DPSL License") with the Buyers in the form attached hereto as Exhibit F relating to the DPSL Software; provided, however, at Buyers' election on the Closing Date or within one (1) year thereafter, INSO shall have assigned to Buyers all of its right, title and interest in and to the DPSL Software and any DPSL Assets that Buyers may agree to acquire, all at no additional cost to Buyers.

(p)  INSO Overseas and INSO KK.  Prior to the
Closing Date, INSO Overseas shall have transferred to INSO Providence, free and clear of all Liens, all shares of the capital stock of INSO KK owned by INSO Overseas. On the Closing Date, INSO Providence shall be the owner of the INSO KK Shares.

(q) Employees. Either Buyers (i) shall have entered into employment agreements with the Certain Employees or
(ii) the Certain Employees shall remain employed by the INSO Subsidiaries on the Closing Date, such that at least 70% of the Certain Employees shall be employees of Enigma or its affiliates immediately following the Closing.

(r)  Assets and Liabilities.  Prior to the Closing
Date, (i) Sellers shall have caused to be removed from each INSO Subsidiary the Retained Assets by the declaration by each INSO Subsidiary of a dividend to INSO of the related Retained Assets, provided, however, that the aggregate net worth of the INSO Subsidiaries on the Closing Date, after giving effect to such dividends but without giving effect to the removal of receivables, shall be greater than zero, and (ii) each INSO Subsidiary shall have assigned to INSO, and INSO shall have assumed, by an Assignment and Assumption Agreement in the form of
Exhibit 6.3(m-1) annexed hereto, each of the Retained Liabilities, (iii) INSO shall either have retained the Retained Assets or have contributed each of the Retained Assets to a wholly-owned subsidiary of INSO ("New Sub"), (iv) to the extent that INSO has retained the Retained Assets, INSO shall have assumed the Retained Liabilities, by an Assignment and Assumption Agreement in the form of Exhibit 6.3(m-1) annexed hereto and (v) to the extent that INSO shall have assigned to New Sub the Retained Assets, New Sub shall have assumed such Retained Liabilities, and INSO shall have guaranteed the performance of New Sub's obligations relating thereto, by an Assignment and Assumption Agreement in the form of Exhibit 6.3(m-2) annexed hereto.

(s)  Tokyo Lease. Buyers shall have received
evidence in form and substance reasonably satisfactory to Buyers and their counsel that notice of termination has been made under the lease listed on Schedule 4.16 relating to property located in Tokyo, Japan and that INSO shall remain solely obligated to pay any rent obligations until such termination is effective.

(t)  Treatment of Source Code.  With respect to the
source code of any of Sellers' Intellectual Property that has been licensed to a third party or is subject to an escrow arrangement, INSO shall have assigned to INSO Providence, pursuant to agreements in form and substance satisfactory to Buyers in their sole discretion, all of its rights and interests in the source code licenses set forth in Schedule 4.4 under the heading "License Agreement Under Which Source Code Licenses Are Granted" and all source code escrow agreements set forth in
Schedule 4.4 under the heading "Source Code Escrow Agreements"; provided, however, that as to any such source code license or source code escrow agreement as to which an Unobtained Consent exists on the Closing Date, this Section 7.1(t) shall be deemed to have been satisfied if INSO shall have used all commercially reasonable efforts to secure all necessary consents, approvals and other actions of any Third Party to the assignment of such source code license or source code escrow agreement, as the case may be, before the Closing Date, including, without limitation, the notification of each such Third Party to request that they perform any necessary actions required under their respective
agreements.   Buyers shall have received a fully executed copy of
each such  agreement.

(u) Material Adverse Changes. INSO shall have notified Buyers of any material adverse changes in the Business, including but not limited to, changes in the financial condition, results of operations, net book value, business, assets or prospects of the INSO Subsidiaries from the date of the Unaudited
Financial Statements to the Closing Date.

(v)  Assignment of Contracts.  Prior to the Closing
Date, INSO and each subsidiary of INSO (other than the INSO Subsidiaries) shall have assigned to INSO Providence, and INSO Providence shall have assumed, by an Assignment and Assumption Agreement in the form of Exhibit 7.1(v) annexed hereto, each of the contracts or other agreements listed in Schedule 4.4 hereto to which INSO or a subsidiary of INSO (other than an INSO Subsidiary) is a party; provided, however, that as to any such contract or other agreement as to which an Unobtained Consent exists on the Closing Date, this Section 7.1(v) shall be deemed to have been satisfied if INSO shall have used all commercially reasonable efforts to secure all necessary consents, approvals and other actions of any Third Party to the assignment of such contract or other agreement, as the case may be, before the Closing Date, including, without limitation, the notification of each such Third Party to request that they perform any necessary actions required under their respective agreements. INSO shall have delivered a fully executed copy of such Assignment and Assumption Agreement to Buyers on or before the Closing Date.

7.2. Conditions Precedent to Obligation of Sellers. The obligation of the Sellers under this Purchase and Sale Agreement to sell the Shares is subject to the satisfaction of each of the following conditions. Notwithstanding anything to the contrary contained herein, the Sellers collectively shall have the right to waive all or any part of each such condition and to close the transactions contemplated herein.

(a)  Correctness of Representations and Warranties.
There shall be no representation or warranty of Buyers contained in this Purchase and Sale Agreement which is untrue or inaccurate in any material respect on the Closing Date. INSO shall have received a certificate dated the Closing Date and executed by or on behalf of Buyers to the effect that all such representations and warranties are true and accurate in all material respects.

(b) Performance of Covenants and Agreements. All covenants and agreements contained in this Purchase and Sale Agreement or any of the Exhibits required to be performed by Buyers prior to Closing shall have been performed. INSO shall have received a certificate dated the Closing Date and executed by or on behalf of Buyers stating that such covenants have been performed.

(c) Opinion of Buyers' Counsel. INSO shall have received from Buyers' attorney, Brown Raysman Millstein Felder & Steiner LLP, an opinion dated the Closing Date, covering such matters as set forth in Exhibit H, in the form set forth in Exhibit H. Such opinion shall be issued for the benefit of INSO. In rendering such opinions such counsel may rely on advice from Governmental Authorities, factual certificates, opinions of local counsel (so long as such local counsel opinions are rendered for the benefit of INSO) and such other matters as such counsel may deem reasonably appropriate and as are acceptable to INSO's counsel. Such opinion may also contain such assumptions and qualifications as such counsel deems appropriate and as are acceptable to INSO's counsel.

(d) No Prohibition of Transaction. No proceeding or regulation or legislation shall have been instituted, or to Buyers' Knowledge, threatened or proposed before, nor any order issued by, any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages in respect of, relating to, or arising out of, this Purchase and Sale Agreement or the consummation of the transactions provided for herein.

(e) License. Buyers shall have entered into a License Agreement with INSO in the form of Exhibit I hereto with respect to the DynaTag conversion software, the DynaText electronic publishing and dynamic delivery software and the DynaWeb electronic publishing and dynamic delivery software, each as described more fully in Exhibit I.

8. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All statements contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be deemed representations and warranties by the person delivering the same. All representations and warranties shall survive for the later of a period of two (2) years after the Closing Date or the applicable statute of limitations with respect to the representations contained in Section 4.5 and 4.17 (tax warranties) and in each case, shall not be affected by any investigation at any time made by or on behalf of the Buyers or INSO.

9. INDEMNIFICATIONS; REMEDIES

9.1. By INSO. INSO shall indemnify, defend and hold harmless each Buyer against any and all losses, claims, liabilities, damages, actions, costs or expenses, including reasonable attorneys' fees and costs ("Losses"), regardless of whether an action has been filed or asserted against any Buyer arising after the Closing Date, arising from, in connection with or with respect to: (a) any misrepresentation, breach or inaccuracy of any representation or warranty of any Seller under this Purchase and Sale Agreement including, without limitation, any item of Sellers' Intellectual Property (subject to the limitations set forth in Section 4.4(e) and the last sentence of
Section 4.20) used in the course of the Business not being Year 2000 Compliant as of the date hereof and/or as of the Closing Date, or (b) nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of any Seller, INSO KK or Synex pursuant to this Purchase and Sale Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the Closing of the transactions contemplated herein (the "Buyers' Indemnified Losses"), (c) any misrepresentation, breach or inaccuracy of any representation or warranty of INSO under the DynaBase License, the DPSL License or the Multilicense, (d) breach of any agreement listed on Schedule 4.4, 4.8, 4.14(a) or 4.14(b) or breach of any Unassigned Contract by reason of the existence of any Unobtained Consent,
(e) the inability of INSO or any affiliate of INSO to assign any agreement specified in the preceding clause (e) or any Unassigned Contract by reason of an Unobtained Consent, (f) the violation of any agreement specified in the preceding clause (e) or any Unassigned Contract by the consummation of the transactions contemplated by this Purchase and Sale Agreement, or (g) the inability or failure of INSO or any affiliate of INSO to replace any Uncompleted Severance Contract with a Replacement Contract including, without limitation, any loss of revenue to INSO Providence by reason of such Replacement Contract not being provided; provided, however, that INSO shall have no liability hereunder for (i) any Losses if such Losses would not have arisen, but for any act or failure to act of any of the Buyers and (ii) any material misrepresentation, breach or inaccuracy of any representation or warranty of any Seller of which any of the Buyers had notice on or prior to the Closing Date.

9.2. Buyers' Promise to Indemnify. Buyers shall indemnify, defend and hold harmless INSO against any and all Losses, regardless of whether an action has been filed or asserted against INSO arising after the Closing Date, arising from, in connection with or with respect to: (a) any misrepresentation, breach or inaccuracy of any representation or warranty of Buyers under this Purchase and Sale Agreement or (b) nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Buyers under this Purchase and Sale Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the Closing of the transactions contemplated herein (the "Sellers' Indemnified Losses" and collectively with the Buyers' Indemnified Losses, the "Indemnified Losses"); provided, however, that Buyers shall have no liability for any Losses if such Losses would not have arisen, but for any act or failure to act of any Seller and (ii) any material misrepresentation, breach or inaccuracy of any representation or warranty of any Buyer of which any of the Sellers had notice on or prior to the Closing Date.

9.3.  Indemnities for Tax Liabilities.

(a) INSO's Indemnity for Tax Liability to the US and Foreign Jurisdictions. From and after the Closing Date, INSO shall indemnify, defend, and hold the Buyers harmless from and against any and all Taxes that may be imposed upon or assessed against the Sellers or the Sellers' Assets:

(i) with respect to all taxable periods ending on or prior to the Closing Date to the extent not reflected on the Closing Balance Sheet; or
(ii) with respect to any and all Taxes of the Sellers or the Sellers' Assets for periods prior to the Closing Date or allocated to the INSO
Subsidiaries pursuant to Section 6.7(b) to the extent not reflected on the Closing Balance Sheet.

INSO shall also pay and will indemnify and hold the Buyers harmless from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including reasonable expenses and fees for attorneys and accountants) (the "Related Costs") incurred in connection with the Taxes for which INSO is responsible to indemnify the Buyers pursuant to this Section 9.3(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this Section 9.3(a).

(b)  Tax Treatment of Indemnity Payments.  The
Buyers and the Sellers agree to treat any indemnity payment made pursuant to this Section 9.3, as an adjustment to the consideration paid pursuant to Article 3 of this Purchase and Sale Agreement for federal, state, local and foreign income tax purposes.


9.4.  Procedure for Indemnification of Third Party Claims.

(a)  Notwithstanding anything contained in this
Agreement: the parties shall not be entitled to any indemnification under Section 9.1 or 9.2 of this Agreement unless the aggregate amount of Losses exceeds $50,000 in the aggregate. Neither party shall be entitled to indemnification in respect of the first $50,000 of Losses. The aggregate amount of payments by INSO under Section 9.1 of this Agreement shall not exceed thirty percent (30%) of the Purchase Price except for (i) Losses or taxes as to which Buyers are entitled to indemnification under Sections 9.1(d), 9.1(e), 9.1(f), 9.1(g) and 9.3 hereof or (ii)
any breach of Sections 4.2, 4.4, 4.5, 4.20, 6.4, and 6.7 hereof, or (iii) any breach of the representations or warranties of INSO contained in the DynaBase License, the DPSL License or the Multilicense. Notwithstanding anything to the contrary contained in this Purchase and Sale Agreement, the aggregate amount of all payments by INSO under Article 9 of this Purchase and Sale Agreement shall not exceed the Purchase Price.

(b) The provisions of this Section 9.4 shall govern all indemnification obligations under the Purchase and Sale Agreement. If there is, asserted by a third party, any claim, liability or obligation (a "Claim") that, in the judgment of a party indemnified pursuant to Section 9.1, 9.2 or 9.7 (an "Indemnified Party") may give rise to any Indemnified Losses, or if the Indemnified Party determines the existence of a Claim, whether or not the same shall have been asserted, such Indemnified Party shall give the party from whom indemnification is sought (the "Indemnitor") notice pursuant to Section 12.2 within thirty (30) days of the assertion of any Claim, or within ten (10) days of receipt of notice of the filing and service upon the Indemnified Party of any lawsuit based upon such assertion, or, with respect to a Claim not yet asserted against the Indemnified Party, promptly upon the determination by an executive officer of the Indemnified Party of the existence of the same, which notice shall describe the Claim in reasonable detail, and shall include the amount (estimated if necessary) of the related Indemnified Loss. Failure by the Indemnified Party to give timely notice pursuant to Section 12.2 shall not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually and materially prejudiced by such failure to give timely notice. The Indemnified Party shall permit the Indemnitor to assume the defense of such Claim and any litigation resulting therefrom (and to prosecute by way of counterclaim or third party complaint any claim against such third party arising out of or relating to the Claim in question) upon receipt by the Indemnified Party of Indemnitor's written acknowledgment of its obligation to indemnify the Indemnified Party with respect to the Claim and its agreement to assume the defense of all claims or counts of such Claim. After giving such notice of assumption, the Indemnitor shall not be liable under this Purchase and Sale Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense but the Indemnitor shall be responsible for all such expenses incurred by the Indemnified Party in connection with the Claim prior to such assumption. Notwithstanding the foregoing, any Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnitor if the Indemnified Party can establish, by reasonable evidence, that the conduct of its defense by the Indemnitor would reasonably be likely to prejudice the Indemnified Party due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnified Party and the Indemnitor, and provided further that in any event the Indemnified Party may participate in such defense at its own expense. Counsel selected by the Indemnitor or by the Indemnified Party to defend any Claim shall be subject to the reasonable approval of the other party. If the Indemnitor fails to assume the defense of any such Claim as provided above within a reasonable time (which shall be such period of time as will not, in the judgment of the Indemnified Party, result in prejudice to the rights of the Indemnified Party) after due notice has been given of a Claim, then until such time as the Indemnitor shall make such assumption, the Indemnified Party shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof without the consent of the Indemnitor. Such defense shall be at the cost and expense of the Indemnitor if the Indemnitor subsequently assumes such defense as provided above, or if it is subsequently determined that the Indemnitor is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim. The Indemnitor shall not, without the prior written consent of the Indemnified Party, consent to the terms of any compromise or settlement of any Claim or litigation defended by the Indemnitor in accordance herewith (other than terms related solely to the payment of money damages and only after the Indemnitor has furnished the Indemnified Party with such evidence as the Indemnified Party may reasonably request of the Indemnitor's capacity to pay promptly the amount of such money damages at such times as provided in the compromise or settlement) which consent will not be unreasonably withheld or delayed in circumstances where compromise or settlement would not materially adversely affect the Indemnified Party. The Indemnitor shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any compromise or settlement of an action or portion of an action relating to the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release in respect of such Claim or litigation. If the Indemnitor chooses to defend any Claim, the Indemnified Party shall cooperate with the Indemnitor and make available to the Indemnitor any personnel or any books, records or other documents within its control that are necessary appropriate or reasonably requested for such defense. The Indemnitor shall pay the Indemnified Party's actual out-of-pocket expenses incurred in connection with such cooperation.

9.5. Exclusive Remedy. Following the Closing, the rights and remedies of Buyers and INSO to indemnification under this Article 9 shall be the exclusive remedy of such parties with respect to claims based upon a breach or alleged breach of the representations and warranties or nonfulfillment of or a failure to comply with any agreement, condition or covenant contained herein.

9.6. Subrogation. To the extent that an Indemnitor reimburses an Indemnified Party for any Indemnified Loss sustained by such Indemnified Party, such Indemnitor shall be subrogated to all rights, claims and causes of action the Indemnified Party may have against insurers with respect to any insurance policy held by the Indemnified Party which may cover such Indemnified Loss, including without limitation claims brought under title policies, if permitted by such policies of insurance.

9.7.  Employees.

(a) Upon the consummation of the transactions provided for herein, Buyers shall not have any obligation or liabilities to or with respect to any employee, officer, director, consultant or agent of any Seller, INSO KK or Synex for all periods prior to Closing: (i) for payment of wages, commissions, vacation pay (whether accrued or otherwise), salaries, fees, bonuses, reimbursable employee business expenses, pensions or contributions under any benefit plans or any other compensation, bonus or perquisites, current or deferred or (ii) under any health, profit sharing, pension, deferred compensation, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement any written or unwritten plan, policy, arrangement or commitment providing for fringe benefits to employees, including vacation, paid holiday, personal leave, employee discount, perquisites, educational benefit or similar programs (collectively, "Employee Claims").

(b) INSO shall indemnify, defend and hold harmless each Buyer against any and all Losses, regardless of whether an action has been filed or asserted against either Buyer arising after the Closing Date, arising from, in connection with or with respect to any Employee Claim.

(c) INSO shall indemnify, defend, hold harmless each Buyer against any and all Losses, regardless whether an action has been filed or asserted against any Buyer after the Closing Date, arising from or in connection with an act or omission by any Seller, INSO KK or Synex or any employee of Synex, INSO KK or any Seller (including without limitation the employees identified in Schedule 4.17) arising out of or relating to (a) federal, state, or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (b) sexual discrimination or harassment, (c) employee benefits, (d) any representations, oral or written, made by any Seller, INSO KK or Synex to any employee of Synex, INSO KK or any Seller, and (e) any other aspect of the employment relationship or the termination of the employment relationship relating to the employees of any Seller, INSO KK or Synex arising prior to the date such employee becomes an employee of a Buyer as contemplated herein, if applicable, including but not limited to claims for breach of an expressed or implied contract of employment and claims relating to salaries, employee benefit plans, severance, termination liabilities, claims arising under the occupational health and safety or other applicable federal, state or local laws or regulations, including plant closing or mass layoff laws, the Employee Retirement Income Security Act of 1974 or the related provisions of the Internal Revenue Code of 1986.

10. TERMINATION

10.1 Termination Events. Subject to the provisions of this Section 10.1, this Purchase and Sale Agreement may be terminated by written notice given at or prior to the Closing in the manner hereinafter provided:

(a) by mutual consent of each of the Buyers and Sellers;

(b)  [Intentionally Omitted.]

(c) by the Buyers on the Termination Date, if the conditions set forth in Section 7.1 hereof have not been satisfied on or by the Termination Date; provided, however, that in the event such conditions are not satisfied on or by the Termination Date, INSO shall have the right to extend, at its sole discretion and without the return of the Deposit, the Termination Date, for thirty (30) days, and each of the dates set forth in Section 3.1 hereof shall be amended, mutatis mutandis to reflect such delay ; or

(d)  by INSO on the Termination Date, if the
conditions set forth in Section 7.2 hereof have not been satisfied on or by the Termination Date;

provided, however, that in the case of Sections 10.1(c) and 10.(d), no party may terminate this Purchase and Sale Agreement if such party is the cause of the failure of the other party to meet any of its respective conditions precedent to Closing. As used herein the "Termination Date" means October 29, 1999.

10.2.  Effect of Termination; Liquidated Damages.

(a) In the event this Purchase and Sale Agreement is terminated pursuant to this Article 10, all further obligations of the parties hereunder shall terminate, except that the provisions of Sections 6.3(n), 6.4 and 10.2 shall survive and continue in full force and effect. Nothing in this Section 10.2 shall relieve any party from liability for any willful breach of its obligations under this Purchase and Sale Agreement prior to the termination hereof. Any termination of this Purchase and Sale Agreement pursuant to Section 10.1 shall be merely an election to terminate this Purchase and Sale Agreement and shall not be deemed to be an election of remedies.

		(b)	In the event this Purchase and Sale Agreement is
terminated by reason of the Buyers not having satisfied one or more of the conditions specified in Section 7.2 hereof and Sellers shall have satisfied all of the conditions specified in
Section 7.1 hereof, Buyers shall pay to Sellers, in recognition of the losses, costs and damages which Buyers reasonably anticipate would be incurred by Sellers by reason of such failure on the part of Buyers, as liquidated damages and not as a penalty, the amount of $1,000,000, and Sellers shall be permitted to retain the Deposit in payment in full of such liquidated damages. Notwithstanding anything to the contrary contained in this Purchase and Sale Agreement, in the event this Purchase and Sale Agreement is terminated, the payment of such amount by Buyers or the retention of the Deposit pursuant to this Section
10.2(b) will be the Sellers' sole remedy with respect to the failure of the Buyers to close the transactions contemplated by this Purchase and Sale Agreement.

		(c)	In the event this Purchase and Sale Agreement is
terminated by reason of the Sellers not having satisfied one or more of the conditions specified in Section 7.1 hereof and Buyers shall have satisfied all of the conditions specified in Section
7.2 hereof, other than the performance of any covenant with respect to Section 5.7 hereof, Sellers shall refund the Deposit to Buyers within one (1) business day of notice of termination of this Purchase and Sale Agreement by wire transfer of immediately available funds on such date. Notwithstanding anything to the contrary contained in this Purchase and Sale Agreement, the refund of the Deposit pursuant to this Section 10.2(c) will be the Buyers' sole remedy with respect to the failure of the Sellers to close the transactions contemplated by this Purchase and Sale Agreement.

11. NON-COMPETE, NON-PROMOTE AND NON-DEVELOP

11.1 Non-Competition. For a period of twenty-four (24) months after the Closing Date, INSO will not, directly or indirectly, through any subsidiary, joint venture, partnership or similar entity:

(a) (i) promote, market or license software products to the technical publications departments of manufacturing entities, (ii) design changes to or design specifications for any software product promoted, marketed or licensed to the technical publication departments of manufacturing entities; (iii) promote, market or license software products for the purpose of distributing, publishing or displaying electronic technical maintenance manuals and instructional maintenance documentation or (iv) design changes to or design specifications for software products for the primary purpose of distributing, publishing or displaying electronic technical maintenance manuals and instructional maintenance documentation;

(b) promote, market, license, design changes to or make design specifications for software products, including, without limitation, Dual Prism, for the primary purpose of making such software products more efficient at handling and distributing technical information in Standard General Mark-up Language ("SGML") form for electronic technical maintenance manuals and/or instructional maintenance documentation ; or

(c) directly or indirectly perform, supervise, procure, or otherwise be involved in browser customization work for interactive or online electronic technical maintenance manuals.

Notwithstanding the foregoing, the parties hereto understand and acknowledge that (i) Buyers shall, for the two (2) year period beginning on the Closing Date, continue to operate in good faith and on a basis consistent with Sellers' past practice with respect to Sellers' distributor in Finland (Index Information Technologies), (ii) INSO shall not be required, in connection with the licensing or sale of its products to limit the rights that the purchaser or licensee of such software obtains upon such sale or license, (iii) INSO shall be permitted to engage in the promotion, marketing and licensing of its software products on an unrestricted basis to Lucent Technologies and its affiliates, but solely in connection with an application to distribute the technical maintenance manuals for the current INSO Product Data Management System via the World Wide Web and (iv) Sellers shall be entitled to present their information distribution technologies products to Nokia and its affiliates, directly or indirectly, without limitation under this Section 11.1 without the prior written approval of Buyers.

12. GENERAL PROVISIONS

12.1. Further Assurances. Each party shall, upon request of another party, from time to time after the Closing, execute and deliver, and use its reasonable best efforts to cause other persons to execute and deliver all such further documents and instruments, and will do or use its reasonable best efforts of cause to be done such other acts, as such other party may reasonably request more completely to consummate and make effective the contemplated transactions, including any necessary license agreements not specifically described herein and any agreement with respect to the transfer of domain names among the parties.

12.2.  Effectiveness of Agreement.  This Purchase and
Sale Agreement will have no force or effect on the parties hereto unless prior to the close of business on the day occurring two
(2) business days following the execution of this Purchase and Sale Agreement the Deposit is received by wire transfer in immediately available funds by INSO.

12.3. Notices. Notices and other communications provided for herein shall be in writing (including wire, telecopy or similar writing) and shall be sent, delivered, or telecopied to:

If to Enigma or Enigma USA, to:

Enigma Information Systems
Ltd.
10 Hakishon Street
B'nai-Barak
Israel 51203
Attention: Asher Gabbay
Voice: +972 (3) 579-7061
Fax:    +972 (3) 579-7062

Enigma, Inc.
200 Wheeler Street
Burlington, MA
01803
Attention: Jonathan Yaron
Voice: (781) 273-3600
Fax:    (781) 273-4400

	with copies to:

Brown Raysman Millstein Felder & Steiner LLP
120 West 45th Street
New York, New York 10036
Attention:	Dov H. Scherzer, Esq.
	          J. Christopher Giancarlo, Esq.
Voice:	(212) 944-1515
Fax:	(212) 840-2429


	If to any Seller to:
	Jonathan P. Levitt, Esq.
	INSO Corporation
	31 St. James Avenue
	Boston, MA  02116
	Attention:
	Voice:  617-753-6862
	Fax:  617-753-6720

	with copies to:

Advokatfirman Vinge KB		      Michael J. Bohnen, Esq.
Smalandsgatan 20			           Nutter, McClennen & Fish, LLP
Box 1703				                  One International Place
S-111 87 Stockholm			         Boston, MA  02110
SwedenAttention:			           Tele:  617-439-2285
Voice:					                   Fax:   617-310-9285
Fax:

12.4.  Assignment.  Neither the Purchase and Sale
Agreement nor any of the rights and obligations of the parties hereunder, shall be assigned, conveyed or otherwise transferred by any party without the prior written consent of the other parties. Nothing contained in this Purchase and Sale Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Purchase and Sale Agreement unless expressly so stated to the contrary.

12.5. Entire Purchase and Sale Agreement. This Purchase and Sale Agreement and the Schedules, Exhibits and certificates and other documents specifically referred to herein or required to be delivered pursuant to the terms hereof represent the entire Purchase and Sale Agreement of the parties hereto with respect to the subject matter hereof superseding all prior Agreements, understandings, discussions, negotiations and commitments of any kind; provided, however, that the Mutual Confidentiality Agreement, dated as of June 18, 1999, by and between INSO and Enigma (the "Confidentiality Agreement") shall remain in full force and effect. This Purchase and Sale Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties.

12.6. Section Headings. The section headings in this Purchase and Sale Agreement are included for convenience only, are not a part of this Purchase and Sale Agreement and shall not be used in construing it.

12.7. Severability. In the event that any provision or any part of any provision of this Purchase and Sale Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof.

12.8. Counterparts. This Purchase and Sale Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9. Governing Law. The validity, interpretation, enforceability, and performance of this Purchase and Sale
Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

12.10. Jurisdiction; Consent to Service of Process. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any state court or Federal court of the United States of America sitting in the District of Massachusetts in the Commonwealth of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts state or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.


IN WITNESS WHEREOF, the parties have duly executed this Purchase and Sale Agreement as of the date first above mentioned.

ENIGMA INFORMATION SYSTEMS LTD.


By:/s/ Jonathan Yaron
Name: Jonathan Yaron
Title: Chief Executive Officer

ENIGMA, INC.


By:/s/ Jonathan Yaron
Name: Jonathan Yaron
Title: Chief Executive Officer


INSO CORPORATION


By:/s/ Jonathan Levitt
Name: Jonathan Levitt
Title: Vice President


INSO PROVIDENCE CORPORATION

By: /s/ Jonathan Levitt
Name: Jonathan Levitt
Title: Secretary


VIEWPORT AB

By:/s/ Jonathan Levitt
Name: Jonathan Levitt
Title: Director

TABLE OF CONTENTS
DEFINITIONS; CONSTRUCTION OF AGREEMENT
Defined Terms
Terms Generally
Schedules
SALE AND PURCHASE OF SELLERS' SHARES; CLOSING
Agreement to Sell
The Closing
CONSIDERATION AND PAYMENT
Consideration
Closing Balance Sheet Dispute Resolution
REPRESENTATIONS AND WARRANTIES OF SELLERS
Organization, Good Standing and Authority
Ownership of Shares
Financial Condition
Intellectual Property
Tax Matters
Material Misstatements or Omissions
Ownership of Assets
Third Party Consents
No Litigation
No Undisclosed Liabilities
Books and Records
No Violation
Bank Accounts and Investments
Contracts and Other Agreements
Permits and Licenses
Real Property Leases
Employees; Employee Benefits
Brokers and Finders
Insurance
Year 2000
Assignment of Licenses
Customer Lists
Customer Support Site
Subsidiaries
ViewPort Acquisition Agreements
Non-Interference Disabling Procedures
Additional Pass-Through of Warranties
REPRESENTATIONS AND WARRANTIES OF BUYER
Authority
Organization and Good Standing
No Violation
Third Party Consents
No Litigation
Brokers and Finders
PRE AND POST-CLOSING COVENANTS AND AGREEMENTS
Filings
No Corporate Borrowings or Liens
Conduct of the Business
Confidentiality
Best Efforts and Cooperation
Notification of Certain Matters
Tax Matters and Post-Closing Cooperation
Post Closing Audit
Transition Training
Customer Support
Certain Covenants of Buyers relating to DynaBase
Domain Names; Links
List of Retained Assets
Accounts Receivable
Transfer of Third Party Software
CONDITIONS PRECEDENT TO CLOSING
Conditions Precedent to Obligations of Buyers
Treatment of Source Code
Conditions Precedent to Obligation of Sellers
NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES
INDEMNIFICATIONS; REMEDIES
By INSO
Buyers' Promise to Indemnify
Indemnities for Tax Liabilities
Procedure for Indemnification of Third Party Claims
Exclusive Remedy
Subrogation
Employees
TERMINATION
Termination Events
Effect of Termination; Liquidated Damages
NON-COMPETE, NON-PROMOTE AND NON-DEVELOP
Non-Competition
GENERAL PROVISIONS
Further Assurances
Effectiveness of Agreement
Notices
Assignment
Entire Purchase and Sale Agreement
Section Headings
Severability
Counterparts
Governing Law
Jurisdiction; Consent to Service of Process


EXHIBITS & SCHEDULES

Exhibits
Exhibit 3.1-1		-	Promissory Note
Exhibit 3.1-2		-	Form of Stock Pledge Agreement
Exhibit 6.3(m-1)	-	Assignment and Assumption Agreement
Exhibit 6.3(m-2)	-	Assignment and Assumption Agreement
Exhibit 7.1(v)		-	Assignment and Assumption Agreement
Exhibit B-1		-	Sellers' Counsel Opinion
Exhibit B-2		-	INSO General Counsel Opinion
Exhibit D		-	Multilicense Agreement
Exhibit E		-	DynaBase License Agreement
Exhibit F		-	DPSL License Agreement
Exhibit H		-	Buyers' Counsel Opinion
Exhibit I		-	DynaTag License Agreement

Schedules
Schedule 1		-	Sellers Intellectual Property
Schedule 1.1(vv)	-	Third Party Intellectual Property
Schedule 4.2		-	Shares
Schedule 4.3		-	Certain Changes - KPMG Adjustments
Schedule 4.4		-	Seller's Licenses; Source Code
Schedule 4.5		-	Tax Matters
Schedule 4.7		-	Sellers' Assets
Schedule 4.8		-	Required Consents
Schedule 4.9		-	Threatened Proceedings
Schedule 4.13		-	Swedish Bank Accounts
Schedule 4.14(a)	-	Agreements
Schedule 4.14(b)	-	Agreements Containing Non-Assignment Clauses
Schedule 4.15		-	Permits and Licenses
Schedule 4.16		-	Leases
Schedule 4.17		-	List of Employees
Schedule 4.21		-	Assignment of Licenses
Schedule 4.22		-	Customers
Schedule 4.23		-	Customer Support Site
Schedule 4.24		-	Subsidiaries
Schedule 6.3(a)	-	List of Employees to be Offered Employment by Enigma
Schedule 6.3(b)	-	Persons To Whom Buyer May Offer Employment Within 3 Months
Schedule 6.11		-	DynaBase Software Description
Schedule 6.12		-	DynaText and DynaWeb Patents to be Licensed
Schedule 7.1		-	Board of Directors and Corporate Officers

FIRST AMENDMENT OF
PURCHASE AND SALE AGREEMENT
FIRST AMENDMENT OF PURCHASE AND SALE AGREEMENT (the
"Amendment"), made as of the 28th day of October 1999, by and among Enigma Information Systems Ltd., a corporation organized under the laws of Israel and having an address at 10 Kishon Street, Bnei-Brak, Israel 51203 ("Enigma"); Enigma Information Retrieval Systems, Inc., a Delaware corporation and the wholly owned subsidiary of Enigma, having an address at 200 Wheeler Street, Burlington, MA 01803 ("Enigma Information USA"); INSO Corporation, a corporation organized and existing under the laws of Delaware and having an address at 31 St. James Avenue, Boston, Massachusetts, 02116 ("INSO"); INSO Providence Corporation, a Delaware corporation and the wholly owned subsidiary of INSO ("INSO Providence"), having an address at 299 Promenade Street, Providence, RI 02908; ViewPort Development AB, a corporation organized and existing under the laws of Sweden and having an address at Stora Nygatan 20, S-111 27, Stockholm, Sweden ("ViewPort").

	W I T N E S S E T H:

	WHEREAS, Enigma, Enigma, Inc., INSO, INSO Providence and ViewPort entered into an Agreement of Purchase and Sale dated as of October 18, 1999 (the "Agreement;" all terms defined in the Agreement, unless otherwise defined, having the same meanings when used in this Amendment);
	WHEREAS, the subsidiary of Enigma that intended to execute the Agreement is Enigma Information USA, not Enigma, Inc., and the execution of the Agreement by Enigma, Inc. was in error and is of no force and effect;
	WHEREAS, the parties hereto intend to correct such error by amending the Agreement such that Enigma Information USA becomes a party to the Agreement in place and instead of Enigma, Inc. and assumes all of the rights and obligations of Enigma, Inc. thereunder; and
	WHEREAS, the parties hereto also desire to amend (i) Schedules 4.17 and 6.3(a) to the Agreement to reflect the addition of David Hughes as an individual to be offered employment by Enigma Information USA and (ii) Schedules 4.2, 4.13 and 4.17 to correct typographical errors contained therein.

	NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
	1.	The Agreement (including without limitation all
exhibits and schedules thereto) is hereby amended by deleting the words "Enigma, Inc." wherever they appear therein and by substituting therefor the words "Enigma Information Retrieval Systems, Inc."

2. Schedule 4.2 to the Agreement is hereby amended to read as set forth in Annex 1

3.	Schedule 4.13 to the Agreement is hereby amended to
read as set forth in Annex 2

4. Schedule 4.17 to the Agreement is hereby amended to read as set forth in Annex 3 hereto.

5. Schedule 6.3(a) to the Agreement is hereby amended to read as set forth in Annex 4 hereto.

6. By its execution of this Amendment, Enigma Information
USA acknowledges, confirms and agrees that it assumes all rights and obligations of Enigma, Inc. under the Agreement as if Enigma
Information USA had executed the Agreement as of October 18, 1999.

7.	Except as hereby amended, the Agreement is hereby
ratified and confirmed to be in full force and effect.




IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date hereinabove set forth.


ENIGMA INFORMATION SYSTEMS LTD.


By:/s/ Jonathan Yaron
Name: Jonathan Yaron
Title: Chief Executive Officer

ENIGMA INFORMATION RETRIEVAL
SYSTEMS, INC.


By:/s/ Jonathan Yaron
Name: Jonathan Yaron
Title: Chief Executive Officer


INSO CORPORATION


By: /s/ Jonathan Levitt
Name: Jonathan Levitt
Title: Vice President


INSO PROVIDENCE CORPORATION

By: /s/ Jonathan Levitt
Name: Jonathan Levitt
Title: Secretary


VIEWPORT DEVELOPMENT AB


By: /s/ Jonathan Levitt
Name: Jonathan Levitt
Title: Director